Exhibit 4.4

Final Version

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on May 29, 2018 (the “Effective Date”), by and among:

(1)                                 DouYu International Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”);

(2)                                 DouYu Network Inc., a company incorporated under the laws of the British Virgin Islands and wholly owned by the Company (the “BVI Subsidiary”);

(3)                                 Douyu Hongkong Limited (斗鱼（香港）有限公司), a limited liability company organized and existing under the Laws of Hong Kong and wholly owned by the BVI Subsidiary (the “Hong Kong Subsidiary”);

(4)                                 Wuhan Douyu Yule Internet Technology Co., Ltd (武汉斗鱼鱼乐网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC and wholly owned by the Hong Kong Subsidiary (the “WFOE”);

(5)                                 Wuhan Douyu Internet Technology Co., Ltd. (武汉斗鱼网络科技有限公司), a company organized under the Laws of the PRC (“Domestic Company I”);

(6)                                 Wuhan Ouyue Online TV Co., Ltd. (武汉瓯越网视有限公司), a company organized under the Laws of the PRC (“Domestic Company II” and, together with Domestic Company I, each a “Domestic Company” and collectively “Domestic Companies”);

(7)                                 Mr. Shaojie Chen (陈少杰), a PRC citizen with the PRC ID number of [                ] (“Founder I”), and Warrior Ace Holding Limited, an exempted company organized and existing under the Laws of the British Virgin Islands and wholly owned by Founder I (“FounderCo I”);

(8)                                 Mr. Wenming Zhang (张文明), a PRC citizen with the PRC ID number of [                     ] (“Founder II”, together with Founder I, the “Founders” and each a “Founder”), and Starry Zone Investments Limited, an exempted company organized and existing under the Laws of the British Virgin Islands and wholly owned by Founder II (“FounderCo II”, together with FounderCo I, the “FounderCos” and each a “FounderCo”);

(9)                                 each of the companies listed on Schedule I attached hereto (together with the WFOE and the Domestic Companies, the “PRC Companies” and each a “PRC Company”); and

(10)                          the entities listed on Schedule II attached hereto (each an “Investor” and collectively, the “Investors”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A                                       The Company is engaged in the business of live video streaming on the Internet (the “Business”).

B                                       Tencent has agreed to subscribe from the Company, and the Company has agreed to issue and allot to Tencent, certain Series E Preferred Shares on the terms and conditions set forth in the Series E Share Purchase Agreement.

C                                       The Series E Share Purchase Agreement provides that the execution and delivery of this Agreement shall be a condition precedent to the consummation of the transactions contemplated therein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                          Definitions.

1.1                                         The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means the International Financial Reporting Standards or, if duly approved pursuant to this Agreement and the Articles of Association, other accounting standards.

“Affiliate” means, in relation to a Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under the common Control of such Person. For the purposes of this Agreement, “Control” means, in relation to any Person, having the power to direct the management or policies of such Person, whether through the ownership of more than fifty percent (50%) of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, or through contractual arrangements or otherwise, and references to “Controlled” or “Controlling” shall be construed accordingly. In the case of an Investor, “Affiliate” shall also include (v) any general partner of either such Investor or any Person which, directly or indirectly, Controls, is Controlled by or is under the common Control of such Investor, (w) any limited partner of either such Investor or any Person which, directly or indirectly, Controls, is Controlled by or is under the common Control of such Investor, in each case where such limited partner holds, directly or indirectly, more than fifty percent (50%) of the limited partnership interests, (x) the fund manager managing either such Investor or any Person which, directly or indirectly, Controls, is Controlled by or is under the common Control of such Investor (and general partners and limited partners (which hold, directly or indirectly, more than fifty percent (50%) of the limited partnership interests) thereof) and other funds managed by such fund manager, (y) funds managed by any of such Investor’s Affiliates and the general partners of such funds, and (z) trusts Controlled by or for the benefit of any such Person referred to in (v), (w), (x) or (y).

“Applicable Securities Laws” means (i) with respect to any offering of securities in the United States, or any related act or omission within that jurisdiction, the securities Laws of the United States, including the Exchange Act and the Securities Act, and any applicable Law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

“Articles of Association” or “Articles” means the Second Amended and Restated Memorandum of Association of the Company and Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Cooperation Agreement” has the meaning given to it in the Series E Share Purchase Agreement.

“Business Day” means any day other than a Saturday or Sunday or public holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC, Cayman Islands, the British Virgin Islands or Hong Kong.

“Cause” means (i) Founder I’s conviction of (or plea of guilty to) a crime (x) involving fraud, moral turpitude, or any felony or (y) which  has bad or will have a material detrimental effect on the Group Companies’ reputation or business; (ii) any act or omission by Founder I constituting gross negligence, wilful misconduct, fraud or breach of trust in the performance of such Person’s duties or obligations with respect to any Group Company that results, or is reasonably likely to result, in material harm to the Group Companies; or (iii) any material breach by Founder I of the terms of his employment agreement and/or with the Charter Documents of the Group Companies, and such material breach is not cured within 60 days after the written notice thereof to Founder I.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies [Huifa (2014) No. 37] (关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知[汇发(2014)37号]) issued by SAFE on 4 July 2014.

“Closing” has the meaning given to it in the Series E Share Purchase Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Conversion Share” has the meaning given to it in the Articles of Association.

“Deemed Liquidation Event” means any of the following events: (i) any direct or indirect consolidation, amalgamation, scheme of arrangement or merger of any of the Group Companies with or into any other Person or other reorganization in which the shareholder(s) of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party or target in which in excess of fifty percent (50%) of such Group Company’s voting power is Transferred; (ii) a sale, Transfer, lease or other disposition of all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, Transfer, lease or other disposition of all or substantially all of the assets of such Group Company); or (iii) the exclusive licensing of all or substantially all of any Group Company’s Intellectual Property to a third party.

“Director” means a director serving on the Board.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means the Company or a Subsidiary of the Company, and “Group” means the Company and each Subsidiary of the Company.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with Accounting Standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement and (x) all guarantees issued in respect of the indebtedness referred to in subsections (i) through (ix) above of any other Person, but only to the extent of the indebtedness guaranteed.

“Indemnification Agreement” means the indemnification agreement entered into between the Company and a Director.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, websites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor and (vii) the goodwill symbolized or represented by the foregoing.

“IPO” means the first firm underwritten registered public offering by the Company of its Ordinary Shares pursuant to (i) a registration statement that is filed with and declared effective by the Commission under the Securities Act or (ii) such other analogous registration or listing document filed with a Governmental Authority, securities regulator or stock exchange (as applicable) for a public offering of securities in a jurisdiction other than the United States.

“Key Employee” means all employees of the Group Companies listed on Schedule B of the Series E Share Subscription Agreement and any new key employees of the Group Companies employed after the date of the Series E Share Subscription Agreement with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, any other managers reporting directly to any Group Company’s board of directors, and any other employee with the title of “vice president” or higher and any other employees with responsibilities similar to any of the foregoing.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Leave/Disability” means, with respect to Founder I, that Founder I has been unable to perform his or her duties due to serious illness, disability, or mandatory leave from office as required by applicable Laws (including but not limited to statutory military services) for three (3) consecutive months.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, Transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Listing Vehicle” means the Company or another entity (whether or not in existence as of the date hereof) agreed upon by the Board (including the affirmative consent of both  Series E Directors) that directly or indirectly owns, or carries on all or substantially all of the business or assets of the Group Companies, and the Equity Securities of which are or are intended to be listed pursuant to an IPO.

“Majority Holders” means the Majority Preferred Holders and the Majority Series E Preferred Holders.

“Majority Preferred Holders” means the holders of more than fifty percent (50%) of the voting power of the then issued outstanding Preferred Shares (voting together as a single class and calculated on as-converted basis).

“Majority Series E Preferred Holders” means the holders of more than fifty percent (50%) of the voting power of the then issued outstanding Series E Preferred Shares (voting together as a single class and calculated on as-converted basis).

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Original Series A Issue Price” means US$6.99 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Original Series B Issue Price” means Original Series B-1 Issue Price, Original Series B-2 Issue Price, Original Series B-3 Issue Price and Original Series B-4 Issue Price, as applicable.

“Original Series B-1 Issue Price” means US$18.70 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-1 Preferred Shares.

“Original Series B-2 Issue Price” means US$19.48 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-2 Preferred Shares.

“Original Series B-3 Issue Price” means US$26.50 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-3 Preferred Shares.

“Original Series B-4 Issue Price” means US$27.28 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-4 Preferred Shares.

“Original Series C Issue Price” means the Original Series C-1 Issue Price and Original Series C-2 Issue Price, as applicable.

“Original Series C-1 Issue Price” means US$53.02 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C-1 Preferred Shares.

“Original Series C-2 Issue Price” means US$47.88 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C-2 Preferred Shares.

“Original Series D Issue Price” means US$62.77 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D Preferred Shares.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Holders” means the Series Angel Preferred Holders, the Series A Preferred Holders, the Series B Preferred Holders, the Series C Preferred Holders, the Series D Preferred Holders and the Series E Preferred Holders.

“Preferred Shares” means the Series Angel Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares , the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or Controlled enterprise, including a PRC state-owned or Controlled enterprise.

“Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares of the Listing Vehicle (or depositary receipts or depositary shares thereof) in the United States on the New York Stock Exchange or the NASDAQ pursuant to an effective registration statement under the Securities Act, as amended, or on the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or another internationally recognized stock exchange approved by Tencent, in each case, with the valuation of the Company being not less than US$3,000,000,000 and the proceeds of the offering being not less than US$300,000,000; provided that the definition of the “Qualified IPO” may be amended or revised by the Majority Holders and any other Shareholder shall, and shall cause the Director(s) appointed by such Shareholder to, vote for such amendment or revision made by the Majority Holders.

“Restricted Shares” means, with respect to a Founder and such Founder’s FounderCo, a percentage of the Shares held by such Founder and such FounderCo as of the date of this Agreement, which percentage shall equal to (x) 70% multiplied by (y) 1/48 multiplied by (z) the number of months (including the month in which Closing occurs) between Closing and December 31, 2018, and which Shares and Equity Securities of the Company shall remain Restricted Shares until they are released from the Repurchase Right pursuant to this Agreement.

“Rights of Co-Sale” means the rights of co-sale provided to the Co-Sale Holders in Section 6 of this Agreement.

“Rights of First Refusal” means the rights of first refusal provided to the Company and the Preferred Holders in Section 5 of this Agreement.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, Circular 37 and any other applicable SAFE rules and regulations.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series Angel Preferred Shares” means the Series Angel Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series Angel Preferred Holders” means the holders of any outstanding Series Angel Preferred Shares.

“Series A Preferred Holders” means the holders of any outstanding Series A Preferred Shares.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series A to D Redemption Price” means any or all of Series A Redemption Price, Series B Redemption Price, Series C Redemption Price and Series D Redemption Price (as applicable).

“Series B Preferred Holders” means the Series B-1 Preferred Holders, the Series B-2 Preferred Holders, the Series B-3 Preferred Holders and the Series B-4 Preferred Holders.

“Series B Preferred Shares” means the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, Series B-3 Preferred Shares and the Series B-4 Preferred Shares.

“Series B-1 Preferred Holders” means the holders of any outstanding Series B-1 Preferred Shares.

“Series B-1 Preferred Shares” means the Series B-1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series B-2 Preferred Holders” means the holders of any outstanding Series B-2 Preferred Shares.

“Series B-2 Preferred Shares” means the Series B-2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series B-3 Preferred Holders” means the holders of any outstanding Series B-3 Preferred Shares.

“Series B-3 Preferred Shares” means the Series B-3 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series B-4 Preferred Holders” means the holders of any outstanding Series B-4 Preferred Shares.

“Series B-4 Preferred Shares” means the Series B-4 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series C Preferred Holders” means the Series C-1 Preferred Holders and the Series C-2 Preferred Holders.

“Series C Preferred Shares” means the Series C-1 Preferred Shares and the Series C-2 Preferred Shares.

“Series C-1 Preferred Holders” means the holders of any outstanding Series C-1 Preferred Shares.

“Series C-1 Preferred Shares” means the Series C-1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series C-2 Preferred Shares” means the Series C-2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series D Preferred Holders” means the holders of any outstanding Series D Preferred Shares.

“Series D Preferred Shares” means the Series D Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series E Preferred Holders” means the holders of any outstanding Series E Preferred Shares.

“Series E Preferred Shares” means the Series E Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Articles of Association.

“Series E Share Purchase Agreement” means the Series E Preferred Share Purchase Agreement entered into by and among the Company, the Founders, the FounderCos, the Domestic Companies, the WFOE and certain other parties thereto on March 8, 2018.

“Shareholder” means a holder of any Shares.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Trade Sale” means any of the following events: (i) the acquisition of any Group Company (whether by a sale of equity, merger or consolidation) in which in excess of fifty percent (50%) of such Group Company’s voting power outstanding before such transaction is Transferred; (ii) the sale, Transfer or other disposition of all or substantially all of the assets, or Intellectual Property of any Group Company; or (iii) a merger, consolidation or other business combination of the Company with or into any other unaffiliated third party business entity in which the shareholders of the Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity.

“Transaction Documents” means this Agreement, the Articles of Association, the Series E Share Purchase Agreement, the Restructuring Agreement and the Indemnification Agreements.

“Transfer,” “Transferring,” “Transferred” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Law, directly or indirectly.

“US” or “United States” means the United States of America.

“United States Person” means a United States Person as defined in Section 7701(a)(30) of the Code.

“Vested Shares” means Shares that were Restricted Shares but that have subsequently been released from the Repurchase Right pursuant to Section 17.14.

1.2                                         Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Business	Recitals
Company	Preamble
Company Exercise Period	Section 5.2
Company Unsubscribed Shares	Section 5.2
Confidential Information	Section 17.11
Co-Sale Holder	Section 6.1
Co-Sale Notice	Section 6.1

Defaulting Holder	Section 12.4
Direct US Investor	Section 17.10
Dispute	Section 18.5(i)
Domestic Company I	Preamble
Domestic Company II	Preamble
Domestic Company or Domestic Companies	Preamble
Drag Default Shares	Section 12.4
Drag-Along Holder	Section 12.1
Drag-Along Notice	Section 12.1
Drag-Along Sale	Section 12.1(i)
Drag-Along Sale Event	Section 12.2
Dragged Holder	Section 12.1
Effective Date	Preamble
Electing Participating Prior Preferred Holder	Section 5.4(iv)
Electing Participating Series E Preferred Holder	Section 5.3(iv)
ESOP	Section 3.2(i)
First Participation Notice	Section 3.3(i)
First Participation Period	Section 3.3(i)
Form F-3	Section 2.2(v)
Founder I	Preamble
Founder II	Preamble
FounderCo or FounderCos	Preamble
FounderCo I	Preamble
FounderCo II	Premable
Holder	Section 2.2(iv)
Hong Kong Subsidiary	Preamble
HKIAC	Section 18.5(i)
Indirect US Investor	Section 17.10(i)
Initiating Holders	Section 2.2(ii)
Investor or Investors	Preamble
Investor Restricted Transfer	Section 11.2
Investor Transferor	Section 11.2
Investor Transfer Notice	Section 11.3
Investor Transfer Shares	Section 11.3
New Securities	Section 3.2
Offered Price	Section 5.1
Offered Shares	Section 5.1
Offeror	Section 12.1(i)
Other Restriction Agreements	Section 4.7
Participating Prior Preferred Holder	Section 5.4(iv)
Participating Series E Preferred Holder	Section 5.3(iv)
Party(ies)	Preamble
Permitted Transferee	Section 8
PFIC Shareholder	Section 17.10(i)
PRC Company or PRC Companies	Preamble
Preemptive Right	Section 3.1
Prior Holder Exercise Period	Section 5.4(i)
Prior Holder Unsubscribed Shares	Section 5.4(iii)
Prior Holder Pro Rata ROFR Share	Section 5.4(ii)
Prior Holder ROFR Confirmation Notice	Section 5.4(iii)

Prior Preferred Holders	Section 5.3(v)
Prohibited Transfer	Section 9
Prospective Purchaser	Section 5.1
Put Shares	Section 9.1
Redemption Closing	Section 16.3
Redemption Date	Section 16.4
Registrable Securities	Section 2.2(ii)
Registrable Securities Then Outstanding	Section 2.2(iii)
Registration	Section 2.2(i)
Registration Expenses	Section 2.2(vii)
Remaining Shares	Section 5.4(i)
Repurchase Event	Section 17.14(ii)
Repurchase Right	Section 17.14(ii)
Request Notice	Section 2.3(i)
Restricted Business	Section 17.8(i)
Restricted Person	Section 17.14(i)
Residual Shares	Section 6.1
Rights Holder	Section 3.1
Right Participants	Section 3.3(iii)
ROFR Holder	Section 5.1
Rules	Section 18.5(i)
SEC	Section 2.2(vi)
Second Notice	Section 5.3(v)
Second Participation Notice	Section 3.3(ii)
Series A Redemption Price	Section 16.2(ii)(a)
Series A to D Notice Date	Section 16.2(i)
Series A to D Participation Redeeming Holder	Section 16.2(iii)
Series A to D Redemption Notice	Section 16.2(i)
Series A to D Redemption Period	Section 16.2(iii)
Series A to D Request	Section 16.2(i)
Series B Redemption Price	Section 16.2(ii)(b)
Series C Redemption Price	Section 16.2(ii)(c)
Series D Redemption Price	Section 16.2(ii)(d)
Series E Exercise Period	Section 5.3(i)
Series E Notice	Section 5.2
Series E Notice Date	Section 16.1(i)
Series E Unsubscribed Shares	Section 5.3(iii)
Series E Participation Redeeming Holder	Section 16.2(iii)
Series E Pro Rata ROFR Share	Section 5.3(ii)
Series E Redemption Notice	Section 16.1(i)
Series E Redemption Period	Section 16.1(iii)
Series E Redemption Price	Section 16.1(ii)
Series E Request	Section 16.1(i)
Series E ROFR Confirmation Notice	Section 5.3(iii)
Series E ROFR Notice	Section 5.3(i)
Series E Director	Section 14.1(i)(b)
Securities Act	Section 2.2(ix)
Security Holder	Section 17.2
Selling Expenses	Section 2.2(viii)
Subsequent Prior Holder Exercise Period	Section 5.4(iv)

Subsequent Prior Holder Pro Rata Share	Section 5.4(iv)
Subsequent Series E Exercise Period	Section 5.3(iv)
Subsequent Series E Pro Rata Share	Section 5.3(iv)
Super Right of Participation	Section 3.3(i)
Tencent	Schedule II
Tencent Purchase Notice	Section 11.5
Tencent ROFR Period	Section 11.4
Third Participation Notice	Section 3.3(iii)
Third Participation Period	Section 3.3(iii)
Transfer Notice	Section 5.1
Transferor	Section 5.1
Tribunal	Section 18.5(ii)
Unredeemed Preferred Shares	Section 16.4
Violation	Section 2.9(i)
WFOE	Preamble

1.3                                         Interpretation.  For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Articles of Association, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to Laws include any such Law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made and (xv) all references to dollars or to “US$” are to currency of the United States and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

2.                          Registration Rights.

2.1                                         Applicability of Rights. The Holders (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on an internationally recognized securities exchange.

2.2                                         Definitions. For purposes of this Section 2:

(i)                                      Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(ii)                                   Registrable Securities. The term “Registrable Securities” means: (a) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Preferred Shares (other than Series Angel Preferred Shares, Series B-4 Preferred Shares and Series C-2 Preferred Shares) or pursuant to the Preemptive Rights (as defined in Section 3), (b) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares, and (c) any other Ordinary Shares of the Company owned or hereafter acquired by a holder of Preferred Shares.  Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(iii)                                Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(iv)                               Holder. For purposes of this Section 2, the term “Holder” means any Person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(v)                                  Form F-3. The term “Form F-3” shall mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(vi)                               SEC. The term “SEC” means the U.S. Securities and Exchange Commission.

(vii)                            Registration Expenses.  The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of counsel for the Holders retained in connection with the relevant Registration as selected by the Holders and reasonably acceptable to the Company, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(viii)                         Selling Expenses.  The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 or 2.5 hereof.

(ix)                               Securities Act.  The term “Securities Act” shall mean the United States Securities Exchange Act of 1933, as amended and interpreted from time to time.

(x)                                  For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to include the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. Law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

2.3                                         Demand Registration.

(i)                                     Request by Holders.  If the Company, at any time after the earlier of (i) December 31, 2022, or (ii) six (6) months following the completion of a firm commitment underwritten public offering of the Ordinary Shares of the Company in the United States that has been registered under the Securities Act or in a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on an internationally recognized securities exchange, receives a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least ten percent (10%) of the Registrable Securities (or any lesser percentage if the anticipated gross proceeds from the offering are to exceed US$100,000,000) pursuant to this Section 2.3, then the Company shall, within ten (10) Business Days (as defined below) of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3.

(ii)                                  Underwriting.  If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company.  Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated (x) first, to Tencent on a pro rata basis according to the number of Registrable Securities then outstanding held by it, (y) second, to the other Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each such Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company or any Group Company; provided further, that at least thirty percent (30%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(iii)                               Maximum Number of Demand Registrations.  The Company shall not be obligated to effect more than three (3) such demand registrations pursuant to this Section 2.3.

(iv)                              Deferral.  Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such ninety (90) day period.  A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(v)                                 Other Securities Laws in Demand Registration.  Notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.

2.4                                         Piggyback Registrations.

(i)                                     If (but without any obligation to do so) the Company proposes to register (including, for this purpose, a registration effected by the Company for Shareholders other than the Holders) any of its securities under the Securities Act (or such Applicable Securities Laws, as the case may be), in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company share plan, an offering or sale of securities pursuant to a registration statement on Form F-4 or Form S-4 (or any successor form), as the case may be, a registration in which the only shares being registered are Ordinary Shares issuable upon conversion of debt securities which are also being registered, a registration of securities in a transaction under Rule 145 promulgated under the Securities Act, or in any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting such public offering.  Upon the written request of any Holder given within twenty (20) days after receipt of such notice from the Company, the Company shall, subject to the provisions of Section 2.4(ii), cause to be registered under the Securities Act the Registrable Securities that each such Holder has requested to be registered. For the avoidance of doubt, registration pursuant to this Section 2.4(i) shall not be deemed to be a demand registration as described in Section 2.3 above.  There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4(i).

(ii)                                  Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to Tencent on a pro rata basis based on the total number of shares of Registrable Securities then held by it, third, to the other Holders requesting including of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and fourth, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) in any offerings after the IPO, the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company (or any Group Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(iii)                               Not Demand Registration.  Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above.  There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5                                         Form F-3 Registration. In case the Company receives from any Holder a written request that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder, then the Company will:

(i)                                     Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(ii)                                  Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(ii); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(a)                                 if Form F-3 is not available for such offering by the Holders;

(b)                                 if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$100,000,000;

(c)                                  if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the  Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such ninety (90) day period.

(d)                                 if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(ii) and 2.4(ii); or

(e)                                  in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(iii)                               Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above.  Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

(iv)                              Underwriting.  If the Holders of Registrable Securities requesting registration under this Section 2.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.(ii) shall apply to such registration.

2.6                                         Expenses.  All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company, including without limitation expenses of counsel for the selling shareholders.  Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

2.7                                         Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(i)                                     Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(ii)                                  Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(iii)                               Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(iv)                              Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(v)                                 Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(vi)                              Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(vii)                           Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(viii)                        Listing. Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(ix)                              Transfer Agent, Registrar and CUSIP. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case no later than the effective date of such registration.

2.8                                         Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9                                         Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(i)            By the Company. To the extent permitted by Law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, other United States federal or state Law or other applicable Law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(a)           any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(b)           the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(c)           any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States Applicable Securities Laws or other applicable Law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, any United States Applicable Securities Law or other applicable Law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling Person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling Person.

(ii)           By Selling Holders. To the extent permitted by Law, each selling Holder will, if Registrable Securities held by any Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state Law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(ii) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(iii)          Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(iv)          Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related Persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of Law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no Person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(v)           Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional release by the claimant or plaintiff to such indemnified party from all liability in respect to such claim or litigation.

2.10           Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 more than five (5) years after taking effect of a registration statement for a Qualified IPO , or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act, whichever occurs first.

2.11           No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the Preferred Shares then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.12           Market Stand-Off.  Each party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the IPO of the Company’s securities, it will not sell or otherwise Transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other Transfers to Affiliates permitted by Law) without the prior written consent of the Company or such underwriters, as the case may be, for a  period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such IPO or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 2.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent.  The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.12.

2.13           Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(i)            Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii)           File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(iii)          So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s IPO), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

3.         Preemptive Right.

3.1              General.  The Company hereby grants to each Preferred Holder (the “Rights Holder”) the rights of first refusal to subscribe its share (as set forth in this Section 3) (and any oversubscription, as provided below), of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the date of this Agreement (the “Preemptive Right”).

3.2              New Securities.  For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the date hereof, except for:

(i)            any Ordinary Shares and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to the Company’s employee share option plans (“ESOP”) duly approved and amended from time to time in accordance with Section 15.2 and in compliance with Section 17.12;

(ii)           any Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event;

(iii)          any Ordinary Shares issued upon the conversion of the Preferred Shares;

(iv)          any Equity Securities of the Company issued pursuant to an IPO;

(v)           Ordinary Shares issued or issuable pursuant to an acquisition of another entity by the Company approved by the Board (including the affirmative vote of each Series E Director); and

(vi)          Ordinary Shares issued or issuable pursuant to equipment lease and bank financing arrangement approved by the Board (including the affirmative vote of each Series E Director).

3.3              Procedures.

(i)             First Participation Notice.  In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to Tencent a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities.  Tencent shall have twenty (20) Business Days from the date of receipt of the First Participation Notice (the “First Participation Period”) to agree in writing to subscribe up to eighty percent (80%) of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company in substantially the form attached hereto as Exhibit C hereto and stating therein the quantity of New Securities to be subscribed (not to exceed eighty percent (80%) of such New Securities) (the “Super Right of Participation”). Tencent can at its sole direction apportion its share of the News Securities among its Affiliates in any amounts.

(ii)            Second Participation Notice.  In the event that (a) Tencent fails to exercise fully its Super Right of Participation in accordance with subsection (i) above, or (b) there are still New Securities remaining after Tencent exercises its Super Right of Participation in accordance with subsection (i) above, the Company shall give to all the Preferred Holders a written notice of its intention to issue New Securities (the “Second Participation Notice”), describing the amount and the type of remaining New Securities and the price and the terms upon which the Company proposed to issue such remaining New Securities. Each Preferred Holder (excluding Tencent if its Super Right of Participation remains in effect) shall have ten (10) Business Days from the date of receipt of any such Second Participation Notice to agree in writing to purchase up to all of such holder’s Pro Rata Share of such remaining New Securities for the price and upon the terms and conditions specified in the Second Participation Notice by giving written notice to the Company in substantively the form attached hereto as Exhibit C hereto and stating therein the quantity of New Securities to be purchased (not to exceed such Preferred Holder’s Pro Rata Share of such remaining New Securities). If any Preferred Holder fails to so agree in writing within such ten (10) Business Days period to purchase such Preferred Holder’s full Pro Rata Share of an offering of New Securities, then such Preferred Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such remaining New Securities that it did not so agree to purchase. Each holder’s Pro Rata Share, for purposes of its Preemptive Rights under this subsection (ii), is equal to the ratio of (a) the number of Ordinary Shares owned by such Preferred Holder immediately prior to the issuance of New Securities (assuming full conversion of the Preferred Shares held by such Preferred Holder) to (b) the total number of Ordinary Shares then outstanding immediately prior to the issuance of the New Securities (assuming full conversion of the Preferred Shares). A Preferred Holder (excluding Tencent if its Super Right of Participation remains in effect) can at its sole discretion apportion its Pro Rata Share of such remaining New Securities among its Affiliates in any amounts.

(iii)           Third Participation Notice; Oversubscription.  If (a) any Preferred Holder fails to exercise its Preemptive Rights in accordance with subsections (i) and (ii) above, or (b) there are still New Securities remaining after the relevant Preferred Holders’ exercise of their Preemptive Rights in accordance subsections (i) and (ii) above, the Company shall promptly give notice (the “Third Participation Notice”) to the Preferred Holders (for the avoidance of doubt, including Tencent) who have exercised their Preemptive Rights (the “Right Participants”) in accordance with subsection (i) or (ii) above. The Right Participants shall have five (5) Business Days from the date of receipt of the Third Participation Notice (the “Third Participation Period”) to notify the Company of their desire to purchase more than their share of the New Securities, stating the number of the additional New Securities they propose to buy. Such notice may be made by telephone if confirmed in writing within two (2) days thereafter. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Right Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Ordinary Shares (on as-convertible basis) held by each oversubscribing Right Participant notified and the denominator of which is the total number of Ordinary Shares (on as-convertible basis) held by all of the oversubscribing Right Participants. Each oversubscribing Right Participant shall be entitled to buy such number of additional New Securities as determined by the Company pursuant to this subsection (iii) and the Company shall so notify the Right Participants within ten (10) Business Days of the date of the Third Participation Notice.

3.4              Failure to Exercise.  In the event that all the New Securities proposed to be issued by the Company are not purchased by the Preferred Holders pursuant to Section 3.3, the Company shall have ninety (90) days thereafter to complete the sale of the remaining number of unsubscribed New Securities on terms no more favorable than those described in the First Participation Notice.  In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

4.         Restriction on Transfers.

4.1              Holders of Ordinary Shares.  Subject to Section 4.2 and Section 4.4, each holder of Ordinary Shares (other than an Investor), the Founders and the FounderCos shall not Transfer with respect to all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such holder prior to the consummation of a Qualified IPO without the prior written consent of Tencent.

4.2              Investors.  For the avoidance of doubt, subject to Section 4.3 and Section 11, each of the Investors may freely Transfer any Equity Securities of the Company now or hereafter owned or held by it; provided that (i) such Transfer is effected in compliance with all applicable Laws, and (ii) the transferee shall execute and deliver an additional counterpart signature page to this Agreement, and agree in writing to be bound by the obligations of an “Investor” under this Agreement. The Company shall update its register of members upon the consummation of any such permitted Transfer.  Subject to the confidentiality undertakings set out in Section 17.11, each of the Investors shall be entitled to disclose to any bona fide proposed transferee any information, documents or materials concerning the Company known to or in possession of such Investor, and the Company shall use commercially reasonable efforts to provide any assistance or cooperation reasonably requested by such Investor or the proposed transferee in connection with such proposed transferee’s due diligence investigation of the Company; provided that prior to the disclosure of any Confidential Information, such Investor shall procure such proposed transferee to have undertaken to the Company in writing to keep any such information, documents or materials as disclosed in strict confidence, on terms and conditions reasonably acceptable to the Company.

4.3              Restriction on Transfers to Company Competitor.  Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Founders (provided that this Section 4.3 shall terminate if (A) the Founders cease to collectively hold a majority of the Ordinary Shares that they hold as of the date of the Closing, (B) Founder I resigns from the position as the chief executive officer of the Company, or (C) Founder I is involuntarily terminated or dismissed as the chief executive officer of the Company for Cause or Leave/Disability), none of the Shareholders may Transfer, or permit the Transfer of, any Equity Securities to any entities listed in Schedule IV-2 hereof.

4.4              Prohibited Transfers Void.  Any Transfer of Equity Securities of the Company not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company or any other Party.

4.5              No Indirect Transfers.  Each of the holders of Ordinary Shares and Preferred Holders agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Equity Securities of the Company indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person, or otherwise. Any purported Transfer, sale or issuance of any Equity Securities of any such Person in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including without limitation, the Founders and the FounderCos) shall recognize any such Transfer, sale or issuance.

4.6             Performance.  Each Founder irrevocably agrees to cause and guarantee the performance by its FounderCo of all of their respective covenants and obligations under this Agreement.

4.7             Cumulative Restrictions.  For the avoidance of doubt, the restrictions on Transfer set forth in this Agreement on a Party are cumulative with, and in addition to, the restrictions set forth in each other agreement imposing restrictions on the Transfer of Equity Securities of the Company by such Person (collectively, the “Other Restriction Agreements”), including the Articles of Association, and not in lieu thereof.

4.8              Legend.  Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by a holder of Ordinary Shares or an Investor and his/her/its respective permitted transferees shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as the related Equity Securities are no longer subject to this Agreement, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

5.         Rights of First Refusal.

5.1              Transfer Notice.  To the extent Tencent has consented to a Transfer by a holder of Ordinary Shares (other than an Investor), a Founder or a FounderCo (the “Transferor”) in accordance with Section 4.1, if the Transferor proposes to Transfer any Shares to one or more third party purchasers (the “Prospective Purchaser”), then the Transferor shall (or in the case a Key Employee is the Transferor, the Company shall procure such Key Employee to) give the Company, upon the expiration of the Company Exercise Period to each Series E Preferred Holder, and upon the expiration of the Series E Exercise Period to each Prior Preferred Holder (as defined below) (each a “ROFR Holder”), a written notice of the Transferor’s intent to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the number and type of Shares to be Transferred (the “Offered Shares”), (ii) the identity and address of the Prospective Purchaser and (iii) the bona fide cash price or, in reasonable detail, other consideration (the “Offered Price”) and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a definitive offer from the Prospective Purchaser on the terms set forth in the Transfer Notice.

5.2              Option of Company.  The Company shall have an option for a period of fifteen (15) days following receipt of the Transfer Notice (the “Company Exercise Period”) to elect to purchase all or any portion of the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor in writing before expiration of the Company Exercise Period as to the number of such Offered Shares that it wishes to purchase. Within five (5) days after the expiration of the Company Exercise Period, the Transferor shall promptly deliver written notice (the “Series E Notice”) to each Series E Preferred Holder advising them whether the Company has exercised its Rights of First Refusal with respect to all or portion of the Offered Shares and informing them regarding their rights in purchasing in the aggregate all or any part of the Offered Shares not purchased by the Company pursuant to this Section 5.2 (the “Company Unsubscribed Shares”).

5.3              Option of Series E Preferred Holders.

(i)            Within fifteen (15) days (the “Series E Exercise Period”) after the receipt of the Series E Notice, each Series E Preferred Holder shall have the right to purchase all or any part of the Company Unsubscribed Shares on the terms and conditions set forth in this Section 5.3.  In order to exercise its right hereunder, each Series E Preferred Holder must deliver written notice to the Transferor (the “Series E ROFR Notice”) within the Series E Exercise Period.

(ii)           To the extent that the aggregate number of Shares that the Series E Preferred Holders desire to purchase (as evidenced in the written notices delivered to the Transferor) exceeds the Company Unsubscribed Shares, each Series E Preferred Holder so exercising will be entitled to purchase its pro rata share of the Company Unsubscribed Shares, which shall be equal to the product obtained by multiplying (x) the number of the Company Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of Ordinary Shares (on as-converted basis) held by such Series E Preferred Holder on the date of the Transfer Notice and (ii) the denominator of which shall be the number of Ordinary Shares (on as-converted basis) held by all the Series E Preferred Holders so exercising (“Series E Pro Rata ROFR Share”).

(iii)          Within five (5) days after the expiration of the Series E Exercise Period, Transferor will give written notice to each Series E Preferred Holder specifying the number of Company Unsubscribed Shares to be purchased by each Series E Preferred Holder exercising its Rights of First Refusal (the “Series E ROFR Confirmation Notice”).  The Series E ROFR Confirmation Notice shall also specify the number of Company Unsubscribed Shares not purchased by the Series E Preferred Holders, if any, pursuant to Sections 5.3 (i) and 5.3(ii) hereof (“Series E Unsubscribed Shares”) and shall list each Participating Series E Preferred Holder’s (as defined in Section 5.3(iv) hereof) Subsequent Series E Pro Rata Share (as defined in Section 5.3(iv)) of any such Series E Unsubscribed Shares.

(iv)          To the extent that there remain any Series E Unsubscribed Shares, each Series E Preferred Holder electing to exercise its right to purchase at least its full Series E Pro Rata ROFR Share of the Offered Shares under Section 5.3(i) and Section 5.3 (ii) hereof (a “Participating Series E Preferred Holder”) shall have a right to purchase all or any part of the Series E Unsubscribed Shares; however, to the extent that the aggregate number of Shares that the Participating Series E Preferred Holders desire to purchase (as evidenced in written notices delivered to the Transferor) exceeds the number of Series E Unsubscribed Shares, each Participating Series E Preferred Holder so exercising (an “Electing Participating Series E Preferred Holder”) will be entitled to purchase that number of the Series E Unsubscribed Shares equal to the product obtained by multiplying (x) the number of Series E Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of Ordinary Shares (on as-converted basis) held on the date of the Transfer Notice by such Electing Participating Series E Preferred Holder and (ii) the denominator of which shall be the number of Ordinary Shares (on as-converted basis) held on the date of the Transfer Notice by all Electing Participating Series E Preferred Holders (“Subsequent Series E Pro Rata Share”).  In order to exercise its rights hereunder, such Electing Participating Series E Preferred Holder must provide written notice to Transferor with a copy to the Company and the Transferor within seven (7) days after the receipt of the Series E ROFR Confirmation Notice (the “Subsequent Series E Exercise Period”).

(v)           Within five (5) days after the expiration of the Series E Exercise Period and the Subsequent Series E Exercise Period (if applicable), the Transferor shall promptly deliver written notices to the Preferred Holders that are not Series E Preferred Holders, the Founders or FounderCos (the “Prior Preferred Holders”) advising them whether the Series E Preferred Holders have exercised their Rights of First Refusal with respect to all or a portion of the Company Unsubscribed Shares and informing them regarding their rights in purchasing the Remaining Shares (as described below) (the “Second Notice”).

5.4              Option of Prior Preferred Holders.

(i)            Subject to the limitations of this Section 5.4, within fifteen (15) days of any Prior Preferred Holder’s receipt of the Second Notices (“Prior Holder Exercise Period”), the Prior Preferred Holders shall have the right to notify the Transferor with regard to their intent to purchase in the aggregate all or any part of the Offered Shares not purchased by the Series E Preferred Holders pursuant to Section 5.3 above and the Company pursuant to Section 5.2 above (the “Remaining Shares”) on the terms and conditions set forth in this Section 5.4.  In order to exercise its rights hereunder, such Prior Preferred Holders must provide written notice delivered to Transferor within the Prior Holder Exercise Period.

(ii)           To the extent that the aggregate number of Shares that the Prior Preferred Holders desire to purchase (as evidenced in the written notices delivered to Transferor) exceeds the Remaining Shares, each Prior Preferred Holder so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to the product obtained by multiplying (x) the number of Remaining Shares by (y) a fraction, (i) the numerator of which shall be the number of Ordinary Shares (on an as-converted basis) held by such Prior Preferred Holder on the date of the Transfer Notice and (ii) the denominator of which shall be the number of Ordinary Shares (on an as-converted basis) held by all Prior Preferred Holders so exercising (“Prior Holder Pro Rata ROFR Share”).

(iii)          Within five (5) days after the expiration of the Prior Holder Exercise Period, Transferor will give written notice to each Prior Preferred Holder specifying the number of Remaining Shares to be purchased by each Prior Preferred Holder exercising its Rights of First Refusal (the “Prior Holder ROFR Confirmation Notice”).  The Prior Holder ROFR Confirmation Notice shall also specify the number of Remaining Shares not purchased by the Prior Preferred Holders, if any, pursuant to Section 5.4 (i) and Section 5.4(ii) hereof (“Prior Holder Unsubscribed Shares”) and shall list each Participating Prior Preferred Holder’s (as defined in Section 5.4(iv) hereof) Subsequent Prior Holder Pro Rata Share (as defined in Section 5.4(iv)) of any such Prior Holder Unsubscribed Shares.

(iv)          To the extent that there remain any Prior Holder Unsubscribed Shares, each Prior Preferred Holder electing to exercise its right to purchase at least its full Prior Holder Pro Rata ROFR Share of the Remaining Shares under Section 5.4 (ii) hereof (a “Participating Prior Preferred Holder”) shall have a right to purchase all or any part of the Prior Holder Unsubscribed Shares; however, to the extent that the aggregate number of Shares that the Participating Prior Preferred Holders desire to purchase (on as-converted basis) exceeds the number of remaining Prior Holder Unsubscribed Shares, each Participating Prior Preferred Holders so exercising (an “Electing Participating Prior Preferred Holder”) will be entitled to purchase that number of the Prior Holder Unsubscribed Shares equal to the product obtained by multiplying (x) the number of Prior Holder Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of Ordinary Shares (on as-converted basis) held on the date of the Transfer Notice by such Electing Participating Prior Preferred Holder and (ii) the denominator of which shall be the number of Ordinary Shares (on an as-converted basis) held on the date of the Transfer Notice by all Electing Participating Prior Preferred Holders (“Subsequent Prior Holder Pro Rata Share”).  In order to exercise its rights hereunder, such Electing Participating Prior Preferred Holder must provide written notice to the Transferor with a copy to the Company and each Prior Preferred Holder within seven (7) days after the receipt of the Prior Holder ROFR Confirmation Notice (the “Subsequent Prior Holder Exercise Period”).

5.5              Purchase Price.  The purchase price for the Offered Shares, the Company Unsubscribed Shares, the Series E Unsubscribed Shares, the Prior Holder Unsubscribed Shares and Remaining Shares to be purchased by the Company or any Preferred Holder exercising its Rights of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 5.6 hereof.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company (including the affirmative vote of each Series E Director) in good faith, which determination will be binding upon the Company, each Preferred Holder and Transferor, absent fraud or error.

5.6              Closing; Payment.  Subject to compliance with Applicable Securities Laws, (i) the Company exercising its Rights of First Refusal shall effect the purchase of all or any portion of the Offered Shares, including the payment of the purchase price within five (5) days of the expiration of the Company Exercise Period, (ii) the Series E Preferred Holders exercising its Rights of First Refusal shall effect the purchase of all or any portion of the Offered Shares, including the payment of the purchase price within fifteen (15) days of the expiration of the  Series E Exercise Period and the Subsequent Series E Exercise Period (if applicable), and (iii) the Prior Preferred Holders exercising their Rights of First Refusal shall effect the purchase of all or any portion of the Remaining Shares, including the payment of the purchase price, within fifteen (15) days after the expiration of the Prior Holder Exercise Period and the Subsequent Prior Holder Exercise Period (if applicable) (the “Rights of First Refusal Closing”).  Payment of the purchase price will be made, at the option of the party exercising its Rights of First Refusal, (A) in cash (by check), (B) by wire transfer, (C) by cancellation of all or a portion of any outstanding Indebtedness of Transferor to the Preferred Holder, as the case may be, or (D) by any combination of the foregoing.  At such Rights of First Refusal Closing, Transferor shall deliver to the Preferred Holders exercising their respective Rights of First Refusal one or more certificates, properly endorsed for transfer, representing such Offered Shares so purchased together with a dully executed and dated instrument of transfer.

5.7              Exclusion from Rights of First Refusal.  This Rights of First Refusal shall not apply with respect to Preferred Shares (including Ordinary Shares issued or issuable upon conversion thereof) sold and to be sold by Preferred Holders pursuant to the Rights of Co-Sale (set forth in Section 6 below) and by any holder of the Equity Securities of the Company pursuant to Section 12 and Section 16.

6.         Rights of Co-Sale.

6.1              To the extent a Preferred Holder (other than any of Founders and the FounderCos) does not exercise its Rights of First Refusal with respect to all or any part of the Offered Shares, the Company Unsubscribed Shares or the Remaining Shares (as applicable), such ROFR Holder (a “Co-Sale Holder”) shall have the Rights of Co-Sale to participate in such sale of such remaining Offered Shares not purchased pursuant to Section 5 (the “Residual Shares”) to the Prospective Purchaser on a pro rata basis with the Transferor and on the same terms and conditions as specified in the Transfer Notice (but in no event on terms and conditions less favorable than those offered to holder of Ordinary Shares or a Key Employee by the Prospective Purchaser). The Transferor shall promptly notify each Co-Sale Holder after the expiration of the Series E Exercise Period and the Prior Holder Exercise Period (if applicable) regarding their respective Rights of Co-Sale under this Section 6 (the “Co-Sale Notice”). To exercise its rights hereunder, each Co-Sale Holder must provide a written notice to the Transferor within ten (10) days of its receipt of the Co-Sale Notice indicating the number of Ordinary Shares (on an as-converted basis) it wishes to sell pursuant to this Section 6.1.

6.2              If the aggregate number of Ordinary Shares (on an as-converted basis) that the Co-Sale Holders desire to sell exceeds the number of Residual Shares, each Co-Sale Holder shall be entitled to sell up to its pro rata share of the Residual Shares, which shall be equal to the product of (i) the aggregate number of the Residual Shares, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) elected to be sold by such Co-Sale Holder and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) elected to be sold by all the Co-Sale Holders.

6.3          Subject to Section 9, a Co-Sale Holder shall exercise its Rights of Co-Sale by promptly delivering to the Prospective Purchaser one or more certificates, properly endorsed for transfer, representing the type and number of Shares which such Co-Sale Holder elects to sell, which shall be Transferred to the Prospective Purchaser at the consummation of the sale of Shares pursuant to the terms and conditions specified in the Transfer Notice. The Company shall update its register of members upon the consummation of any such Transfer and provide such most updated register of members to each Preferred Holder as soon as practicable.

6.4          The Rights of Co-Sale shall not apply to the Ordinary Shares sold or to be sold to the Preferred Holders pursuant to the Rights of First Refusal.  The Rights of Co-Sale and the Rights of First Refusal shall not apply to the Transfer of Shares pursuant to Sections 12 and 16 hereof.

7.         Non-Exercise of Rights of First Refusal and Co-Sale.

7.1              If the ROFR Holders do not elect to purchase all of the Offered Shares in accordance with the Rights of First Refusal granted to each of them, and the Co-Sale Holders do not elect to exercise in full the Rights of Co-Sale granted to each of them, the Transferor shall have a period of ninety (90) days from the date of the Transfer Notice to sell the remaining Residual Shares to the Prospective Purchaser upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws. The Parties agree that the Prospective Purchaser, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties a Deed of Adherence in the form attached hereto as Exhibit B assuming the obligations of a holder of Ordinary Shares under this Agreement with respect to the Residual Shares, and the Transfer shall not be effective and shall not be recognized by any Party until such instruments are so executed and delivered.

7.2              In the event the Transferor does not consummate the sale of the Offered Shares within such ninety (90) day period, the Rights of First Refusal and the Rights of Co-Sale shall be re-invoked and shall be applicable to each subsequent disposition of any Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

7.3              The exercise or non-exercise of the Rights of First Refusal and the Rights of Co-Sale in respect of a particular proposed Transfer shall not adversely affect the Rights of First Refusal and the Rights of Co-Sale of subsequent proposed Transfers.

8.         Limitations to Restrictions on Transfer.  Subject to the requirements of applicable Laws, the restrictions under Section 4, the Rights of First Refusal under Section 5 and Rights of Co-Sale under Section 6 shall not apply to (a) any sale of Equity Securities of the Company pursuant to a Qualified IPO, or (b) any Transfer of any Equity Securities of the Company now or hereafter held, directly or indirectly, by the FounderCos or a Key Employee to any of its respective wholly-owned Subsidiary or his/her parents, children, spouse, or to a trustee, executor, or other fiduciary for the benefit of any Founder or such Key Employee, or his/her parents, children, spouse for bona fide estate planning purposes (each such ransferee pursuant to subsection (b) above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”); provided that (i) such Transfer is effected in compliance with all applicable Laws, (ii) such Transfer will not result in a change of control of the Company and (iii) each such Permitted Transferee, prior to the completion of the Transfer, shall have executed and delivered a Deed of Adherence in the form attached hereto as Exhibit B assuming the obligations of a holder of Ordinary Shares under this Agreement and the applicable Other Restriction Agreements with respect to the Transferred Equity Securities.

9.         Prohibited Transfers.  In the event that:

(i)             a Transferor Transfers any Equity Securities in contravention of the Rights of Co-Sale but such Transfer is validly completed upon obtaining the consents set forth in Section 9.2; or

(ii)            if a Co-Sale Holder elects to exercise its Rights of Co-Sale, and (x) the Prospective Purchaser refuses to purchase the class, series or type of Equity Securities of the Company held by such Co-Sale Holder or (y) the Prospective Purchaser refuses to purchase Equity Securities from such Co-Sale Holder,

(each of subsections (i) or (ii) above, a “Prohibited Transfer”), such Co-Sale Holder shall be entitled to exercise the put option set out in Section 9.1.

9.1              Put Option. If a Prohibited Transfer occurs, in respect of Section 9.1(i), each Co-Sale Holder, and in respect of Section 9.1(ii), such effected or relevant Co-Sale Holder, shall have the right to sell to the Transfer or the Shares such Co-Sale Holder would have been entitled to Transfer to the Prospective Purchaser pursuant to its Rights of Co-Sale but for the Prohibited Transfer (such Shares, the “Put Shares”). The foregoing sale to the Transferor shall be made on the following terms and conditions:

(i)             the price per share of each Put Share shall be equal to the price per share specified in the Transfer Notice; provided that the Transferor shall reimburse such Co-Sale Holder any and all reasonable fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Rights of Co-Sale and the rights under this Section 9; and

(ii)            within ninety (90) days following the Prohibited Transfer, such Co-Sale Holder who has elected to exercise its put option under this Section 9 shall deliver to such Transferor an instrument of transfer and one or more certificates representing the Shares to be sold under this Section 9, each to be properly endorsed for transfer, or an affidavit of lost certificate representing the same. Such Transferor shall, upon receipt of the foregoing, pay the aggregate purchase price for the Put Shares set forth hereunder and the amount of reimbursable fees and expenses (if any), in cash by wire transfer of immediately available funds or by any other means acceptable to such Co-Sale Holder. The Company shall concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) days reissue certificates, as applicable, to such Transferor and such Co-Sale Holder representing the Shares held by each of them giving effect to the sale of the Put Shares to such Transferor contemplated in this Section 9.1.

9.2              Void Prohibited Transfer. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by the Majority Holders, any attempt by a Transferor to Transfer Equity Securities in violation of any of Sections 4 to 11 shall be null and void, and the Company shall not effect any such Transfer or deem the transferee of the Prohibited Transfer as a Shareholder in respect of the relevant Shares.

10.      Lock-Up.  In addition to but not in lieu of any other Transfer restriction contained herein, each FounderCo agrees that it will not during the period commencing on the date of the final prospectus relating to the first underwritten registered public offering of the Ordinary Shares and ending on the date specified by the Company and the managing underwriter (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in subsection (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or other securities, in cash or otherwise. The underwriters in connection with such public offering are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. To the extent requested by the underwriters, each of the Founders and the FounderCos agrees to execute and deliver to the underwriters a lock-up agreement containing substantially similar terms and conditions as those contained herein.

11.      Rights of First Refusal of Tencent.

11.1           Except as otherwise provided in Section 9.2 and this Section 11, each of the Investors may freely Transfer any Equity Securities of the Company now or hereafter owned or held by it.

11.2           Each Investor (other than Tencent) (the “Investor Transferor”) shall not directly or indirectly Transfer and issue any Equity Securities with respect to all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such Preferred Holder prior to the consummation of a Qualified IPO to a Person listed on Schedule IV-1 (the “Investor Restricted Transfer”) without the prior written consent of Tencent.

11.3           If an Investor Transferor proposes to Transfer any Shares of the Company to one or more third party purchaser (other than a Transfer pursuant to Section 12), then such Investor shall give Tencent a written notice (the “Investor Transfer Notice”) of its intent to make the Transfer, which shall include (i) a description of the Shares to be Transferred (“Investor Transfer Shares”), (ii) the identity of the third party purchaser and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Investor Transfer Notice shall certify that the Investor has received a definitive offer from the purchaser on the terms set forth in the Investor Transfer Notice.

11.4           Tencent shall have a right for a period of fifteen (15) days (the “Tencent ROFR Period”) following receipt of the Tencent Transfer Notice to (i) decide whether it consents or not to such Transfer (in the case that such Transfer is an Investor Restricted Transfer), and (ii) elect to purchase all or any portion of the Tencent Transfer Shares at the same price and subject to the same terms and conditions as described in the Tencent Transfer Notice, in each case by giving written notice to such Investor Transferor.

11.5           If Tencent gives such Investor Transferor a written notice (the “Tencent Purchase Notice”) within the Tencent ROFR Period that it consents to such Transfer (in the case that such Transfer is an Investor Restricted Transfer), and desires to purchase the Investor Transfer Shares, then payment for the Investor Transfer Shares shall be by wire transfer in immediately available funds, against delivery of the Investor Transfer Shares within ninety (90) days following the Investor Transferor’s receipt of the Tencent Purchase Notice, or such other time as mutually agreed by such Investor Transferor and Tencent. The Company shall update its register of members upon consummation of any such Transfer.

11.6           Notwithstanding anything to the contrary contained in this Section 11, the Investor Transferor may at any time Transfer any Preferred Shares held by it to an Affiliate without the Tencent’s prior written consent or being required to comply with this Section 11.

11.7           If Tencent has consented to such Transfer (in the case that such Transfer is an Investor Restricted Transfer) and Tencent does not elect to purchase all of the Investor Transfer Shares in accordance with Section 11.3, the applicable Investor Transferor shall have a period of ninety (90) days from the expiration of the Tencent ROFR Period to sell the remaining Investor Transfer Shares to the transferee upon terms and conditions (including the purchase price) no more favorable than those specified in the Tencent Transfer Notice, provided that (i) such Transfer is effected in compliance with all applicable Laws, and (ii) the transferee shall execute and deliver an additional counterpart signature page to this Agreement, and agree in writing to be bound by the obligations of an “Investor” under this Agreement.

11.8           In the event that an Investor Transferor Transfers any Investor Transfer Shares in contravention of rights of first refusal of Tencent  in accordance with this Section 11, such Transfer shall be null, void and without effect, and the Company shall not effect any such Transfer.

12.      Drag-Along Rights.

12.1           If the Founders (provided that the Founders’ right under this Section 12 shall terminate if (A) the Founders cease to collectively hold a majority of the Ordinary Shares that they hold as of the date of the Closing, (B) Founder I resigns from the position as the chief executive officer of the Company, or (C) Founder I is involuntarily terminated or dismissed as the chief executive officer of the Company for Cause or Leave/Disability) and the Majority Holders approved a Drag-Along Sale Event (as defined below), then the Majority Holders and the Founders (each a “Drag-Along Holder”) may, at their option, by delivery of a written notice (the “Drag-Along Notice”), require each of the other holders of Equity Securities of the Company (each a “Dragged Holder”) to, and whereupon each Dragged Holder shall:

(i)             sell, together with such Drag-Along Holder, to the bona fide purchaser(s) as referred to in Section 12.2 below (an “Offeror”) (a) all of the Equity Securities held by such Dragged Holder if the Drag-Along Holder sells all of the Equity Securities held by it; or (b) a percentage of its Equity Securities equal to the percentage of the Equity Securities held by such Drag-Along Holder and proposed to be sold in the Trade Sale as referred to in Section 12.2 below (a “Drag-Along Sale”), in each case on the same terms and conditions agreed to by the Drag-Along Holder;

(ii)            vote, or give its written consent with respect to, all of its Equity Securities in favor of the Drag-Along Sale, and in opposition of (a) any proposal that may reasonably be expected to delay, restrict, impair or otherwise adversely affect the consummation of the Drag-Along Sale and (b) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Drag-Along Sale or that will result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

(iii)           refrain from exercising any dissenters’ or rights of appraisal under applicable Laws with respect to the Drag-Along Sale;

(iv)          take all necessary actions in connection with the consummation of the Drag-Along Sale as reasonably requested by the Drag-Along Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with the Drag-Along Sale (provided however that (a) pursuant to the relevant transaction documents, liability of shareholders for indemnity is several and not joint and the liability of each shareholder is capped at the amount of consideration received and (b) the shareholders shall not be required to sign up to any non-compete, non-solicitation, general release (other than in its capacity as a shareholder) or other commercial agreements in connection with the acquisition)), and the delivery, at the consummation of the Drag-Along Sale involving a sale of Shares, of all certificates representing Shares held or Controlled by such Dragged Holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates; and

(v)           restructure such Drag-Along Sale, as and if reasonably requested by the Drag-Along Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

12.2           For the purpose of Section 12.1, a “Drag-Along Sale Event” shall mean a Deemed Liquidation Event or Trade Sale with a valuation of the Group of not less than US$3,000,000,000.

12.3           Any proceeds, whether in cash or properties, resulting from the Drag-Along Sale shall be distributed in accordance with the terms of Article 8.2 of the Articles of Association.

12.4           In the event that any of the Dragged Holders (the “Defaulting Holder”) fails for any reason to take any of the actions set forth in Section 12.1 above within fifteen (15) days after receiving the Drag-Along Notice, each of the Drag-Along Holders shall have the right to sell to the Defaulting Holder the Shares such Drag-Along Holder would have Transferred to the Offeror but for the Defaulting Holder’s failure to take such actions (such Shares, the “Drag Default Shares”). The price per Drag Default Share shall be equal to the price per share specified in the Drag-Along Notice. The Defaulting Holder shall reimburse each Drag-Along Holder for any and all reasonable fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of its rights under this Section 12.4. A Drag-Along Holder who has elected to sell the Drag Default Shares shall deliver to the Defaulting Holder an instrument of transfer and one or more certificates representing the Drag Default Shares, each to be properly endorsed for transfer, or an affidavit of lost certificate representing the same. The Defaulting Holder shall, upon receipt of the foregoing, pay the aggregate purchase price for the Drag Default Shares and the amount of reimbursable fees and expenses, in cash by wire transfer of immediately available funds or by other means acceptable to the Drag-Along Holders. The Company shall concurrently therewith record such transfer on its books and update its register of members and will, to the extent applicable, promptly thereafter and in any event within five (5) days reissue certificates to the Drag-Along Holders representing the Shares held by them giving effect to the sale of Drag Default Shares to the Defaulting Holder contemplated in this Section 12.4. For the avoidance of doubt, notwithstanding anything to the contrary contained herein and therein, none of the Transfer restrictions set forth in this Agreement or in the Other Restriction Agreements shall apply in connection with a Drag-Along Sale.

12.5           In any Drag-Along Sale, (i) each Dragged Holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag-Along Holders’ reasonable fees and expenses incurred in the transaction, including without limitation, legal, accounting and investment banking fees and expenses, and (ii) each Dragged Holder shall severally, but not jointly, participate on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification obligation that is part of the terms and conditions of such Drag-Along Sale (other than those that relate specifically to a particular holder, including without limitation, indemnification with respect to representations and warranties given by such holder in respect of such holder’s title to and ownership of Shares, due authorization, enforceability and no conflicts, which shall instead be given solely by such holder) but only up to the net proceeds received by such Dragged Holder in connection with such Drag-Along Sale.

12.6           If a Drag-Along Holder or Dragged Holder has received the purchase price for his/her/its Equity Securities of the Company in connection with the Drag-Along Sale, and has failed to deliver certificates evidencing his/her/its Equity Securities of the Company in accordance with this Section 12, he/she/it shall for all purposes be no longer deemed a holder of Equity Securities of the Company (with the Register of Members of the Company updated to reflect the foregoing), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any Shares held, shall have no other rights or privileges as a holder of Equity Securities of the Company. Further, the Company shall not register any subsequent Transfer of any such Equity Securities of the Company held by such Drag-Along Holder or Dragged Holder described in the foregoing sentence.

13.      Information and Inspection Rights.

13.1           Delivery of Financial Statements and Other Information.  The Group Companies shall deliver to each holder of the Preferred Shares (other than the Founders and the FounderCos) the following documents or reports:

(i)             within one hundred and twenty (120) days after the end of each fiscal year, a consolidated income statement and statement of cash flows for the Company for such fiscal year and a consolidated balance sheet for the Company as of the end of the fiscal year, audited and certified by an internationally reputable firm of independent certified public accountants acceptable to the Majority Holders, all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period;

(ii)            within thirty (30) days of the end of each fiscal quarter, an unaudited income statement and statement of cash flows for such quarter and a balance sheet for each Group Company as of the end of such quarter, and a comparison of the financial results of such quarter with the corresponding quarterly budget, all are consolidated and prepared in accordance with the Accounting Standards consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes);

(iii)           within twenty (20) days after the end of each month, an unaudited income statement and statement of cash flows for such month and a balance sheet for each Group Company as of the end of such month, all prepared in accordance with the Accounting Standards consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes);

(iv)          no later than thirty (30) days prior to the beginning of each fiscal year, the annual budget and operating plan of the Group Companies for such fiscal year, which shall set forth, among others, the maximum number of Shares (or options thereof) under the ESOP during such fiscal year;

(v)           copies of all documents or other information sent to all other Shareholders and any report publicly filed by the Company with any relevant securities exchange, regulatory authority or governmental agency, no later than five (5) days after such documents or information are filed by the Company; and

(vi)          as soon as practicable, any other information reasonably requested by any holder of Preferred Shares.

13.2           Inspection Rights and Audit Rights.  Each Group Company shall, and each Founder shall cause such Group Company to, (i) permit each holder of the Preferred Shares (other than the Founders and the FounderCos) to inspect and review facilities, properties, records, books and accounts of such Group Company at any time, and to discuss the business, operation and conditions of such Group Company with such Group Company’s directors, officers, employees, accounts, legal counsels and investment bankers; provide that such inspection, review, or discussion shall not unreasonably and adversely impact the daily operation of the relevant Group Company and any information so obtained shall be kept confidential pursuant to Section 17.11 hereof; and (ii) cooperate with Tencent and its advisors (including accountants) upon Tencent’s request, in connection with Tencent’s audit of the Group Companies’ accounts. Solely with respect to the disclosure to be made by the Company in accordance with the applicable Laws, in the event that the results of the audit conducted by Tencent are different from the conclusion on the audit reports issued by the accounting firm engaged by the Board (subject to the approval and consent under Section 15), the conclusion on the audit reports issued by the accounting firm engaged by the Board shall prevail.

14.      Election of Directors.

14.1           Board of Directors.

(i)             The Company shall have, and the Parties agree to cause the Company to have, a Board consisting of eleven(11) Directors and the details of which are set forth as follows:

(a)         the Founders (provided that the Founders’ right under this Section 14 shall terminate if (A) the Founders cease to collectively hold a majority of the Ordinary Shares that they hold as of the date of the Closing, (B) Founder I resigns from the position as the chief executive officer of the Company, or (C) Founder I is involuntarily terminated or dismissed as the chief executive officer of the Company for Cause or Leave/Disability) shall be entitled to nominate six (6) Directors of the Board (each a “Management Director”);

(b)         Tencent shall be entitled to nominate at least two (2) Directors of the Board (each a “Series E Director”);

(c)         Offshore Sequoia shall be entitled to nominate one (1) Director of the Board;

(d)         Fenghuang Fuju shall be entitled to nominate one (1) Director of the Board; and

(e)         Cai SPV shall be entitled to nominate one (1) Director of the Board.

(ii)            Upon the request of any Series E Director, any Subsidiary of the Company shall, and the Parties shall cause such Subsidiary of the Company to have (a) a board of directors or similar governing body (the “Subsidiary Board”), (b) the authorized size of the Subsidiary Board at all times be the same authorized size as the Board and (c) the composition of the Subsidiary Board to at all times consist of the same Persons as directors (and observers, if any) as those then on the Board.

(iii)           Upon the request of Tencent, each Domestic Company shall, and other Warrantors shall cause such Domestic Company to, promptly make at least one (1) Person appointed by Tencent to be the supervisor (监事) of such Domestic Company.

14.2           Voting Agreements

(i)            With respect to each election of Directors of the Board, each holder of voting securities of the Company shall vote at each meeting of Shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (a) to keep the Board constituted in the manner provided in Section 14.1 and in addition, (b) as may be necessary to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Section 14.1 and (c) against any nominees not designated pursuant to Section 14.1.

(ii)           Any Director designated pursuant to Section 14.1 may be removed from the Board, either for or without cause, only upon the vote or written consent of the Person or group of Persons then entitled to nominate such Director pursuant to Section 14.1, and the Parties agree not to seek, vote for or otherwise effect the removal of any such Director without such vote or written consent. Any Person or group of Persons then entitled to designate any individual to be elected as a Director on the Board shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position or any other vacancy therein, and each other Party agrees to cooperate with such Person or group of Persons in connection with the exercise of such right.  Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company at a meeting of the members of the Company (and give written consents in lieu thereof) in support of the foregoing.

(iii)          The Company agrees to take such action, and each other Party hereto agrees to take such action, as is necessary to cause the election or appointment to the Subsidiary Board of each Director designated to serve on the Board pursuant to Section 14.1. Upon a removal or replacement of such Director from the Board in accordance with Section 14.2(ii), the Company agrees to take such action, and each other Party hereto agrees to take such action, as is necessary to cause the removal of such director from the Subsidiary Board.

14.3           Quorum.  The Board shall hold no less than one (1) Board meeting during each fiscal quarter. A quorum for a Board meeting shall consist of at least four (4) Directors (which shall include both Series E Directors).  The Parties shall cause the foregoing to be the same quorum requirements for the HK Subsidiary Board.

14.4           Expenses.  The Company shall promptly pay or reimburse each non-executive Director and each non-executive member of any Subsidiary Board for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings and otherwise performing their duties as directors and committee members.

14.5           Alternates.  Subject to applicable Laws, each Director shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of such Director for whom she or he is serving as an alternate.

14.6           Establishment of Committees.  If and when the Company establishes a (i) compensation committee, (ii) audit committee, (iii) nomination committee or (iv) a strategy committee following the Closing, no less than one Series E Director shall be members of each of such committees. The compensation committee shall propose the terms of the Company’s share incentive plans, and all grants of awards thereunder (including the ESOP), to the Board for approval and adoption by the Board and the Shareholders, shall have the power and authority to administer the Company’s share incentive plans (including the ESOP) and to grant options thereunder, and approve all management compensation levels and arrangements, and shall have such other powers and authorities as the Board shall delegate to it. The audit committee shall select the auditors of the Company and approve the scope of the Company’s annual audit, and shall have such other powers and authorities as the Board shall delegate to it. The nomination committee shall determine candidates and make recommendations to the Board on the selection and appointment of executive officers of the Group Companies, and shall have such other powers and authorities as the Board shall delegate to it. The strategy committee shall consider investment proposals, including proposals for business expansion, and shall have such other powers and authorities as the Board shall delegate to it.

14.7           D&O Insurance and Indemnification Agreements.  The Company shall, at the request of any Series E Director, purchase, and thereafter maintain, directors’ and officers’ insurance on commercially reasonable and customary terms approved by the Board (including the affirmative vote of each Series E Director), in relation to any Person who is or was a Series E Director. To the maximum extent permitted by the Law of the jurisdiction in which the Company is organized, the Company shall indemnify and hold harmless each of its Directors and shall comply with the terms of the Indemnification Agreements, and at the request of any Director who is not a party to an Indemnification Agreement, shall enter into an indemnification agreement with such Director in similar form to the Indemnification Agreements.

14.8           Senior Management.  The Founders shall be entitled to nominate the chief executive officer, chief financial officer, chief operating officer, chief technology officer, chief strategy officer and chief market officer and submit such persons nominated to the Board.

15.          Protective Provisions.

15.1           Acts of the Group Companies requiring Approval of the Majority Holders.  Notwithstanding anything to the contrary contained herein or in the Charter Documents of any Group Company, any Group Company shall not, and the Parties (other than Tencent) shall cause each Group Company, not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless otherwise approved in writing by the Majority Holders:

(i)            any repeal, amendment, modification, waiver or change of any provision of any Charter Documents of any Group Company;

(ii)           any amendment, modification or change of any rights, preferences, privileges or powers of the Preferred Shares, or any clause stipulating the foregoing amendment, modification or change being added, or any amendment, modification or change of any rights, powers or benefit attached to the Ordinary Shares or other classes or series of shares having the effect of or may result in any rights, preferences, privileges or powers of the Preferred Shares being prejudiced;

(iii)          creation, authorization, reclassification, repurchase, redemption or issuance of (A) any class or series of Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, (B) any additional Preferred Shares, (C) any other Equity Securities of the Company except for (i) the Conversion Shares or (ii) the issuance or repurchase of Ordinary Shares (or options or warrants) under the ESOP approved by the Board, or (D) any Equity Securities of any other Group Company;

(iv)          any increase or decrease in the authorized number of the Preferred Shares, or any series thereof, or the authorized number of Ordinary Shares;

(v)           any Deemed Liquidation Event or Trade Sale;

(vi)          the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(vii)         any sale, transfer, pledge, purchase, repurchase, redemption, retirements or otherwise disposal of any share capital, share or equity of any Group Company;

(viii)        any increase, reduction, cancellation, redemption, repurchase or change of the authorized or issued share capital or capitalization of any Group Company, or issue or sale of any share, equity or depositary receipt of any Group Company;

(ix)          the undertaking of any voluntary dissolution or liquidation thereof or any reclassification or recapitalization of the outstanding equity capital of any Group Company;

(x)           any change of dividend policy of any Group Company, or any declaration, set aside or payment of any dividend by any Group Company;

(xi)          the disposal of any material Intellectual Property or assets of any Group Company, and the disposal, license, sale or transfer of any material goodwill of any Group Company;

(xii)         any change of the size or composition or the manner in which the directors are appointed of the board of directors of any Group Company;

(xiii)        any amendment of the accounting policies, Accounting Standards or change to the financial year of any Group Company;

(xiv)        initiate or settle any material litigation, arbitration or other legal proceeding;

(xv)         any action that would hurt the rights or interests of the Preferred Holders (based on reasonable judgment of such Preferred Holders); and

(xvi)        any action by a Group Company or any of its Affiliates to authorize, approve or enter into any agreement or obligation, or make any commitment to do so with respect to any action listed above.

Notwithstanding anything to the contrary contained herein, where any action listed in subsections (i) to (xvi) requires the approval of the Shareholders in accordance with the applicable Laws, and if the Shareholders vote in favor of such action but the approval of the Majority Holders has not yet been obtained (in each case where required), the Majority Holders  shall have, in such vote, the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of the resolution plus one.

15.2           Acts of the Group Companies Requiring Approval of the Board.  Regardless of anything else contained herein or in the Charter Documents of any Group Company, no Group Company shall, and the Parties (other than the Investors) shall cause each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless otherwise approved in writing by at least a simple majority of the Board (including the affirmative consent of each Series E Director):

(i)             establishment of or investment in any joint venture, its Subsidiary or its Affiliate or execution of any joint venture agreement or shareholders agreement;

(ii)            any investment in, or divestiture or sale by any Group Company of an interest in another Person in excess of US$15,000,000 in the aggregate in a fiscal year;

(iii)           any increase in compensation of any employee of any Group Company with monthly salary of at least US$25,000 by more than fifty percent (50%) in a twelve (12) month period;

(iv)          acquisition, mortgage, pledge or disposal of any business or assets in a single transaction or a series of related transactions in excess of US$1,500,000;

(v)           incurrence of any capital commitment or expenditure outside of the annual budget in a single transaction or a series of related transactions in excess of US$8,000,000 per month or US$30,000,000 in the aggregate in any fiscal year;

(vi)          the incurrence of any Indebtedness in a single transaction or a series of related transactions in excess of US$5,000,000 other than in the ordinary course of business;

(vii)         extension, cancellation or waiver of any Indebtedness or guarantee for Indebtedness in a single transaction or a series of related transactions in excess of US$1,500,000 to any third party;

(viii)        cease to conduct or carry on its business substantially as now conducted by any Group Company, or change of any material part of its business or enter into business that is outside of the current business of Domestic Company I or Domestic Company II and their respective Subsidiaries;

(ix)          any sale, transfer, license, or other disposal of, or the incurrence of any Lien on, any substantial part of the assets (including any Intellectual Property) of any Group Company or the grant of license of any Intellectual Property of any Group Company to a third party outside the ordinary course of business;

(x)           purchase or lease any real property in excess of US$800,000;

(xi)          any approval, modification or amendment of any transaction in excess of US$150,000 or a series of transactions in the aggregate in excess of US$800,000 in a fiscal year involving both any Group Company and a shareholder or any of such Group Company’s employees, officers, directors or shareholders or any Affiliate of a shareholder or any of its officers, directors or shareholders, except for the transactions contemplated by the Business Cooperation Agreement;

(xii)         any appointment or change in the auditors of any Group Company (including the accounting firm as mentioned in Section 13 hereof), or any amendment to the approved or adopted accounting policies, Accounting Standards or procedures of any Group Company;

(xiii)        any approval of the appointment, remuneration, dismiss and other employment terms of the general manager, chief executive officer, chairman, chief financial officer, the chief operating officer, the chief technology officer or other key positions of any Group Company (including any senior management nominated pursuant to Section 14.8);

(xiv)        the adoption, amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies, and any increase of the total number of Equity Securities reserved for issuance thereunder any creation, adoption or amendment of any bonus or incentive plan, profit sharing mechanisms, employee stock option plan or any other stock option plan, or restricted stock plan of any Group Company and any grant thereunder;

(xv)         approval of the IPO of any Group Company or a Listing Vehicle, including without limitation to the securities exchange, time and valuation;

(xvi)        the approval of, or any deviation from or amendment of, the annual budget and business plan of any Group Company;

(xvii)       any one or more actions or transactions that is out of ordinary course of business and involving an amount in excess of US$800,000, individually or in the aggregate;

(xviii)      an exclusive relationship entered into by any Group Company, other than those with another Group Company;

(xix)        selection of the listing exchange for an IPO and approval of the valuation and terms and conditions for the IPO (which shall be in compliance with applicable Laws and listing rules);

(xx)         any other actions that would hurt the rights or interests of any Preferred Holder; and

(xxi)        any action by a Group Company or any of its Affiliates to authorize, approve, effect, agree or enter into any agreement or obligation, or make any commitment to do so with respect to any action listed above.

16.          Redemption Rights.

16.1           Series E Redemption.  Notwithstanding any provisions to the contrary in this Agreement, the Series E Preferred Shares shall, prior and in preference to any redemption of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and/or Series D Preferred Shares, be redeemable at the option of the Series E Preferred Holders as provided herein:

(i)            Optional Redemption.  Upon the earlier of (a) the Company has not consummated a Qualified IPO by December 31, 2022, (b) there is a material breach of this Agreement, the Series E Share Purchase Agreement, the Restructuring Agreement and/or the Articles of Association by any Group Company, any Founder, or any FounderCo and such breach has not been cured within sixty (60) days following the receipt of a written notice from any Series E Preferred Holder to the satisfaction of such Shareholder, (c) the creditworthiness of any Founder or any holder of Ordinary Shares (other than any Investor) is materially damaged, or there is any fraud, gross negligence or willful misconduct of any Founder or any holder of Ordinary Shares (other than any Investor), or there is any misconduct of any Founder or any Management Director, any of which results in damages to the Group Companies that cannot be cured, or (d) any event (other than force majeure) that result in the shutdown of the website (including the main website, IOS and Andriod apps) of the Group for more than 60 days, if requested by the Majority Series E Preferred Holders (the “Series E Request”) by a written notice delivered to the Company (the “Series E Redemption Notice”, and the date of Company’s receipt of such written notice, the “Series E Notice Date”), the Company shall redeem all or any number of the then outstanding Series E Preferred Shares in accordance with the Series E Request and the terms in this Section 16.

(ii)           Redemption Price.  The “Series E Redemption Price” for each Series E Preferred Share redeemed pursuant to Section 16.1 above shall be the sum of one hundred percent (100%) of the original issue price of the Series E Preferred Shares (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and all dividends declared and unpaid with respect to per Series E Preferred Share then held by such Series E Shareholder, plus eight percent (8%) compounded annual interest of the combined above thereof commencing from the date of the Closing.

(iii)          Additional Procedure.  Within three (3) days upon receipt of any Series E Redemption Notice, the Company shall give a written notice to each other Series E Preferred Holder who has not requested the Company to redeem the Series E Preferred Shares held by it stating the existence of the Series E Request, the Series E Redemption Price, and the mechanics of redemption. Each of these non-requesting Series E Preferred Holders may also elect to require the Company to redeem all or a portion of their Series E Preferred Shares by delivering a separate redemption notice to the Company within ten (10) days (the “Series E Redemption Period”) of the receipt of such written notice from the Company (each holder so electing to require redemption and the Series E Preferred Holder who elects to exercise its redemption right pursuant to this Section 16.1(iii), a “Series E Participation Redeeming Holder”).  The Company shall not redeem any Series E Preferred Shares under the Series E Request during the Series E Redemption Period.

16.2           Series A, Series B, Series C and Series D Redemption.  The Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares, the Series C-1 Preferred Shares and the Series D Preferred Shares shall, after the Company satisfies redemption rights of all the Series E Preferred Shares, be redeemable at the option of the applicable Series A Preferred Holders, Series B-1 Preferred Holders, Series B-2 Preferred Holders, Series B-3 Preferred Holders, the Series C-1 Preferred Holders or the Series D Preferred Holders as provided herein:

(i)            Optional Redemption.  Upon the earlier of (a) the Company has not consummated a Qualified IPO by December 31, 2022, (b) there is a material breach of this Agreement, the Series E Share Purchase Agreement, the Restructuring Agreement and/or the Articles of Association by any Group Company, any Founder, or any FounderCo and such breach has not been cured within sixty (60) days following the receipt of a written notice from any Series E Preferred Holder to the satisfaction of such Shareholder, (c) the creditworthiness of any Founder or any holder of Ordinary Shares (other than any Investor) is materially damaged, or there is any fraud, gross negligence or willful misconduct of any Founder or any holder of Ordinary Shares (other than any Investor), or there is any misconduct of any Founder or any Management Director, any of which results in damages to the Group Companies that cannot be cured, or (d) any event (other than force majeure) that result in the shutdown of the website (including the main website, IOS and Andriod apps) of the Group for more than 60 days, if requested by any of Series A Preferred Holders, Series B-1 Preferred Holders, Series B-2 Preferred Holders, Series B-3 Preferred Holders, Series C-1 Preferred Holders and Series D Preferred Holders (the “Series A to D Request”) by a written notice delivered to the Company (each a “Series A to D Redemption Notice” , and the date of the Company’s receipt of such written notice, the “Series A to D Notice Date”), the Company shall redeem all or any number of the then outstanding Preferred Shares in accordance with the request provided in the Series A to D Redemption Notice and the terms in this Section 16.2.

(ii)           Redemption Price.

(a)           The “Series A Redemption Price” for each Series A Preferred Share redeemed pursuant to Section 16.2 above shall be the sum of (A) one hundred percent (100%) of the Original Series A Issue Price, (B) eight percent (8%) compounded annual interest of the Original Series A Issue Price commencing from December 30, 2014 and (C) all dividends declared and unpaid with respect to per Series A Preferred Share then held by such Series A Shareholder.

(b)           The “Series B Redemption Price” for each of Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series B-3 Preferred Shares redeemed pursuant to Section 16.2 above shall be the sum of (A) one hundred percent (100%) of the applicable Original Series B Issue Price, (B) eight percent (8%) simple annual interest of the Original Series B-2 Issue Price in the case of Series B-2 Preferred Holders, or eight percent (8%) compounded annual interest of the Original Series B-1 Issue Price and the Original Series B-3  in the case of Series B-1 Preferred Holders and Series B-3 Preferred Holders, each of which commencing from February 3, 2016, and (C) all dividends declared and unpaid with respect to per Series B Preferred Share then held by such Series B Shareholder.

(c)           The “Series C Redemption Price” for each Series C-1 Preferred Share redeemed pursuant to Section 16.2 above shall be the sum of (A) one hundred percent (100%) of the Original Series C-1 Issue Price, (B) eight percent (8%) compounded annual interest of the Original Series C-1 Issue Price commencing from August 8, 2016 and (C) all dividends declared and unpaid with respect to per Series C Preferred Share then held by such Series C-1 Shareholder.

(d)           The “Series D Redemption Price” for each Series D Preferred Share redeemed pursuant to Section 16.2 above shall be the sum of (A) one hundred percent (100%) of the Original Series D Issue Price, (B) eight percent (8%) compounded annual interest of the Original Series D Issue Price commencing from June 30, 2017 and (C) all dividends declared and unpaid with respect to per Series D Preferred Share then held by such Series C Shareholder.

(iii)          Additional Procedures.  Within three (3) days upon receipt of any Series A to D Redemption Notice, the Company shall give a written notice to each of the Series A Preferred Holders, Series B-1 Preferred Holders, Series B-2 Preferred Holders, Series B-3 Preferred Holders, Series C-1 Preferred Holders and Series D Preferred Holders who has not requested the Company to redeem the Preferred Shares held by it stating the existence of the Series A to D Request, the Series A to D Redemption Price, and the mechanics of redemption. Each of such non-requesting Preferred Holders may also elect to require the Company to redeem all or a portion of their Preferred Shares by delivering a separate redemption notice in writing to the Company within ten (10) days (the “Series A to D Redemption Period”) of the receipt of such written notice from the Company (each holder so electing to require redemption and the Preferred Holder who elects to exercise its redemption right pursuant to this Section 16.2(iii), a “Series A to D Participation Redeeming Holder”). The Company shall not redeem any Preferred Shares under the Series A to D Request during the Series A to D Redemption Period.

16.3           Procedure.  The closing of the redemption of any Preferred Shares pursuant to Section 16.1 and Section 16.2 (the “Redemption Closing”) will take place within fifty (50) days of the date of the Series E Redemption Notice or the Series A to D Redemption Notice (as the case may be) at the offices of the Company, provided, however, that in any event Series E Preferred Shares shall be redeemed prior and in preference to Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series C-1 Preferred Shares and Series D Preferred Shares.  At the relevant Redemption Closing, subject to applicable Law, the Company will pay in cash the full amount of the Redemption Price.  From and after the relevant Redemption Closing, subject to the Company having made full payment of the Series E Redemption Price or the Series A to D Redemption Price to the Series A Preferred Holders, Series B-1 Preferred Holders, Series B-2 Preferred Holders, Series B-3 Preferred Holders, Series C-1 Preferred Holders, Series D Preferred Holders or Series E Preferred Holders (as the case may be), all rights of the holder of such Preferred Shares (except the right to receive the Series E Redemption Price or the Series A to D Redemption Price therefor if applicable) will cease with respect to such Preferred Shares, and such Preferred Shares will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

16.4           Insufficient Funds. If, on the date of the relevant Redemption Closing (the “Redemption Date”), the number of Preferred Shares that may then be redeemed by the Company is less than the number of all Preferred Shares to be redeemed, the Company’s assets or funds shall be (i) first utilized to settle any redemption payments due to the holders of Series E Preferred Shares, and no redemption payments shall become due to holders of Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares, Series C-1 Preferred Shares and Series D Preferred Shares unless and until the redemption payments have been paid in full as to all the Series E Preferred Shares requested to be redeemed, (ii) second utilized to settle any redemption payments due to the holders of Series D Preferred Shares, and no redemption payments shall become due to the holders of Series A Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series B-3 Preferred Shares and Series C-1 Preferred Shares, (iii) third utilized to redeem any Series C-1 Preferred Shares requested to be redeemed, (iv) fourth utilized to redeem any of Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series B-3 Preferred Shares requested to be redeemed, and (v) then utilized to redeem any Series A Preferred Shares requested to be redeemed, and any remaining Preferred Shares to be redeemed (the “Unredeemed Preferred Shares”) shall be carried forward and redeemed as soon as the Company has legally available funds to do so. The redemption price payable by the Company with respect to each such Unredeemed Preferred Shares shall carry an annual simple interest of seven and one-half percent (7.5%) per annum over such period (the “Adjusted Redemption Price”).

16.5           Without limiting any rights of the Preferred Holders which are set forth in this Agreement and the Articles of Association, or are otherwise available under applicable Law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

16.6           If (i) any Preferred Holder requests the Company to redeem any Preferred Shares held by it pursuant to this Section 16, and (ii) for any reason the Company is unable to redeem part or all of the issued and outstanding Preferred Shares as required by such Preferred Holders, then such Preferred Holder shall have a put option to sell to the Founders and the FounderCos, and the Founders and the FounderCos, jointly and severally, shall purchase all or any portion of the remaining Preferred Shares held by it which have not been redeemed by the Company at the Series E Redemption Price or Series A to D Redemption Price (including the Adjusted Redemption Price if any) (as applicable).  Notwithstanding the foregoing, the obligations of the Founders and the FounderCos provided hereunder shall be solely limited to the value of the Shares directly or indirectly owned or acquired by the Founders and the FounderCos.  In the event that the Founders and the FounderCos fail to make the full payment for the redemption as requested by relevant Preferred Holders, the Founders and the FounderCos shall use their respective commercially reasonable effort to find a purchaser to purchase the remaining Preferred Shares, if such purchaser purchases the remaining Preferred Shares at a price lower than the Series E Redemption Price or the Series A to D Redemption Price (including the Adjusted Redemption Price if any) (as applicable), the Founders and the FounderCos shall then offer to sell the Shares held by them and pay the proceeds received from such sale to such holder of Preferred Shares, such that the consideration received by such Preferred Holder shall equal to the amount of the Series E Redemption Price or the Series A to D Redemption Price (including the Adjusted Redemption Price if any) (as applicable).  If the aforesaid purchaser is unable to purchase part or all of the Preferred Shares as requested, such Preferred Holder shall be entitled to require the Founders and the FounderCos to Transfer part or all the Shares directly or indirectly held by them to such Preferred Holder at the lowest price permitted by applicable Law, any relevant tax and charges thereof shall be borne by the Founders and the FounderCos.

17.          Additional Covenants.

17.1           Business of the Group Companies.  The business of each Group Company shall, and each Founder shall cause the business of each Group Company to, be restricted to the Business, except otherwise approved by the Board (including the affirmative consent of each Series E Director).

17.2        SAFE Registration.  If any holder or beneficial owner of any Share of the Company (each a “Security Holder”) is a “Domestic Resident” as defined in Circular 37 and is subject to the SAFE registration or reporting requirements under Circular 37, such holder shall use his/her/its reasonable best efforts to promptly obtain a Power of Attorney in the form attached hereto as Exhibit A from such Security Holder, and shall use his/her/its reasonable best efforts to cause the designated representative under such Power of Attorney to promptly take such actions and execute such instruments on behalf of such Security Holder to comply with the applicable SAFE registration or reporting requirements under SAFE Rules and Regulations. If a Security Holder fails to comply with the applicable SAFE registration or reporting requirements under SAFE Rules and Regulations, the Parties (other than the Investors) shall use their reasonable best efforts to promptly cause such Security Holder to cease to be a holder or beneficial owner of Shares of the Company.

17.3           Control of Subsidiaries.  The Company shall, and each Founder shall cause the Company to, institute and keep in place such arrangements as are reasonably satisfactory to the Majority Holders such that the Company (i) will at all times Control the operations of each other Group Company and (ii) will at all times be permitted to properly consolidate the financial results for each other Group Company in the consolidated financial statements for the Company prepared under the Accounting Standards.

17.4           Compliance with Laws; Registrations.

(i)             The Group Companies shall, and each Founder shall cause the Group Companies to, conduct their respective business in compliance in all material respects with all applicable Laws, including but not limited to Laws regarding foreign investments, corporate registration and filing, foreign exchange, Intellectual Property rights, labor and social welfare, and taxation, and obtain, make and maintain in effect, all consents, approvals, authorizations from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as now conducted, or to be conducted in accordance with applicable Laws. Without limiting the generality of the foregoing, none of the Group Companies shall, and the Parties (other than the Investors) shall cause each Group Company not to, and the Parties shall ensure that its and their respective Affiliates and its respective officers, directors, and representatives shall not, directly or indirectly, (a) offer or give anything of value to any Public Official with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group in obtaining or retaining business, (b) take any other action, in each case, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (as if it were a US Person), or any other applicable similar anti-corruption, recordkeeping and internal controls Laws or (c) establish or maintain any fund or assets in which any Group Company has proprietary rights that have not been recorded in its books and records of Group Company.

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(ii)            Without limiting the generality of the foregoing, each Founder and each Group Company shall ensure that all filings and registrations with the Governmental Authorities of the PRC so required by them shall be duly completed in accordance with the relevant rules and regulations, including without limitation any such filings and registrations with the Ministry of Commerce, the Ministry of Information Industry, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and the local counterpart of each of the aforementioned Governmental Authorities, in each case, as applicable.

17.5           Insurance.  If requested by the Majority Series E Preferred Holders, the Group Companies shall, and each Founder shall cause the Group Companies to, promptly purchase and maintain in effect, worker’s injury compensation insurance, key man insurance, and other insurance, in any case with respect to the Group’s properties, employees, products, operations, and/or business, each in the amount not less than that is customarily obtained by companies of similar size, in a similar line of business, and with operations in the PRC.

17.6           Intellectual Property Protection.  Except with the written consent of the Majority Holders, the Group Companies shall, and each Founder shall cause the Group Companies to, take all reasonable steps to protect their respective material Intellectual Property rights, including without limitation (a) registering their material respective trademarks, brand names, domain names and copyrights and (b) requiring each employee and consultant of each Group Company to enter into an employment agreement in form and substance reasonably acceptable to the Majority Holders, a confidential information and Intellectual Property assignment agreement and a non-competition and non-solicitation agreement requiring such Persons to protect and keep confidential such Group Company’s confidential information, Intellectual Property and trade secrets, prohibiting such Persons from competing with such Group Company for a reasonable time after their termination of employment with any Group Company, and requiring such Persons to assign all ownership rights in their work product to such Group Company, in each case in form and substance reasonably acceptable to the Majority Holders.

17.7           Internal Control System.  The Group Companies shall, and each Founder shall cause the Group Companies to, maintain their books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management and accounting that meets international standards of good practice and is reasonably satisfactory to the Majority Holders to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

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17.8           Non-competition; non-solicitation.  Unless the Majority Holders otherwise consent in writing, so long as any Founder or a Key Employee is a director, officer, employee, consultant or a direct or indirect holder of any Equity Securities of a Group Company and until the later of (a) the consummation of a Qualified IPO, or (b) two (2) years after he/she is no longer a director, officer, employee, consultant, or a direct or indirect holder of any Equity Securities of a Group Company, such Founder shall not, and the Company and such Founder shall cause their respective Affiliates and each Key Employee not to, directly or indirectly:

(i)             own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the business or otherwise competes with the Group Companies’ business (each a “Restricted Business”); provided, however, the restrictions contained in subsection (i) shall not restrict the acquisition by a Founder or a Key Employee, directly or indirectly, of less than one percent (1%) of the outstanding share capital of any publicly traded company engaged in a Restricted Business;

(ii)            solicit any Person who is or has been at any time a customer of the Group for the purpose of offering to such customer goods or services similar to or competing with those offered by any Group Company, or canvass or solicit any Person who is or has been at any time a supplier or licensor or customer of any Group Company for the purpose of inducing any such Person to terminate its business relationship with such Group Company; or

(iii)           solicit or entice away or endeavor to solicit or entice away any director, officer, consultant or employee of any Group Company.

Each of the Founders and the Key Employees (to the extent he/she is a party to this Agreement) expressly agrees that the limitations set forth in this Section 17.8 are reasonably tailored and reasonably necessary in light of the circumstances. Furthermore, if any provision of this Section 17.8 is more restrictive than permitted by the Laws of any jurisdiction in which a Party seeks enforcement thereof, then this Section 17.8 will be enforced to the greatest extent permitted by Law. Each of the undertakings contained in this Section 17.8 shall be enforceable by each of the Group Companies and the Investors separately and independently.

17.9           No Avoidance; Voting Trust.  The Company will not, and the Founders shall cause the Company not to, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, and the Company will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement.  Each Shareholder agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement.

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17.10                           United States Tax Matters.

(i)                                      The Company shall (and the Founders shall cause the Company to) use its best effort to avoid future status of the Company or any of its Subsidiaries as a PFIC.  Within forty-five (45) days from the end of each taxable year of the Company, the Company shall determine, in consultation with a reputable accounting firm, whether the Company or any of its Subsidiaries was a PFIC in such taxable year (including whether any exception to PFIC status may apply).  If the Company determines that the Company or any of its Subsidiaries was a PFIC in such taxable year (or if a Governmental Authority or any Investor informs the Company that it has so determined), it shall, within sixty (60) days from the end of such taxable year, provide the following information to each holder of Preferred Shares that is a United States Person (“Direct US Investor”) and each United States Person that holds either direct or indirect interest in such holder (“Indirect US Investor”) (hereinafter, collectively referred to as a “PFIC Shareholder”): (i) all information reasonably available to the Company to permit such PFIC Shareholder to (a) accurately prepare its US tax returns and comply with any other reporting requirements, if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a PFIC and (b) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company (or any of its Subsidiaries); and (ii) a completed “PFIC Annual Information Statement” as described under Treasury Regulation Section 1.1295-1(g).  The Company shall be required to provide the information described above to an Indirect US Investor only if the relevant holder of Preferred Share requests in writing that the Company provide such information to such Indirect US Investor.

(ii)                                   Each Founder represents that he is not a United States Person. Each Founder shall provide prompt written notice to the Company of any subsequent change in its United States Person status. The Company shall use its best efforts to avoid future status of the Company or any of its Subsidiaries as a CFC. Upon written request of a holder of Preferred Shares from time to time, the Company will promptly provide in writing such information concerning its Shareholders and the direct and indirect interest holders in each Shareholder sufficient for such holder of Preferred Shares to determine whether the Company is a CFC.  In the event that the Company does not have in its possession all the information necessary for the holder of Preferred Shares to make such determination, the Company shall promptly procure such information from its Shareholders. The Company shall, (i) upon written request of a holder of Preferred Shares, furnish on a timely basis all information requested by such holder to satisfy its (or any Indirect US Investor’s) US federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a CFC.  In the event that a Group Company is determined by its tax advisors or by counsel or accountants for an Investor to be a CFC with respect to the securities held by such Investor, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F income.

(iii)                                The Company shall (and the Founders shall cause the Company to) comply and cause each of its Subsidiaries to comply with all record-keeping, reporting, and other requirements that a holder of Preferred Shares inform the Company are necessary to enable such holder to comply with any applicable US tax rules. The Company shall also provide each holder of Preferred Shares with any information reasonably requested by such holder of Preferred Shares to enable such holder to comply with any applicable US tax rules.

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17.11                            Confidentiality.  The terms and conditions of the Transaction Documents (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except that (i) each Party, as appropriate, may disclose any of the Confidential Information to its current or bona fide prospective investors, prospective permitted transferees, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; (ii) each Investor may disclose any of the Confidential Information to its fund manager, its Affiliates and the employees thereof so long as such Persons are under appropriate nondisclosure obligations; and (iii) if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section 17.11, such Party shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

17.12                           ESOP.  As of the date hereof, the Company has reserved 2,106,321 Ordinary Shares for issuance to employees, officers, directors, contractors, advisors or consultants of a Group Company, all of which are to be approved by the Board in accordance with Section 15.2, for the purpose of administering and implementing the foregoing ESOP.

17.13                           Series E’s Most Favoured Nation Treatment.  If the Company has granted any rights (including the preferences of excising any rights) to any other holders of Shares that are more favourable than the terms granted a holder of Series E Preferred Shares under the Transaction Documents, such holder shall, with respect to the Series E Preferred Shares held by it, be immediately and automatically entitled to such more favourable terms of treatment. The Company shall take, and the Founders shall cause the Company to take, all necessary actions in order to effect the foregoing provisions of this Section 17.13.

17.14                           Restriction on Founders’ Shares.

(i)                                     Prohibition on Transfer.  None of Founders or FounderCos (each a “Restricted Person”) shall directly or indirectly Transfer all or any part of any interest in any Restricted Shares. Subject to any restrictions set forth in this Agreement, any Restricted Person may Transfer Vested Shares held by it.

(ii)                                  Repurchase Right.  In the event of (i) the voluntary termination by any Founder of his employment with any Group Company, or (ii) the termination by any Group Company of such Founder’s employment with such Group Company (each a “Repurchase Event”), then, in each such event, subject to other provisions of this Section 17.14, the Company shall have the right to repurchase (the “Repurchase Right”) up to all of the Restricted Shares then held by such Founder and his FounderCo, solely to the extent such Restricted Shares have not been released from the Repurchase Right as provided below as of the applicable termination date, at a repurchase price of par value per Share.

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(iii)                               Vesting.

(a)                          Vesting Schedule.  Unless otherwise approved in writing by the Majority Holders, subject to Section 17.14(iii)(b), as long as such Founder is continuously an employee of a Group Company, an equal portion of the Restricted Shares held by such Founder and his FounderCo shall vest and be released from the Repurchase Right at the end of each month between Closing Date and December 31, 2018.

(b)                          Accelerated Vesting Upon Qualified IPO or Deemed Liquidation Event.  Notwithstanding anything to the contrary contained in this Section 17.14, all then unvested Restricted Shares of such Founder or his FounderCo shall be released from the Repurchase Right and therefore become Vested Shares and shall no longer be deemed Restricted Shares upon the earlier to occur of (i) a Qualified IPO, and (ii) a Deemed Liquidation Event.

18.                               Miscellaneous.

18.1                                  Termination. This Agreement and all rights and covenants herein (with the exception of Section 2 and Section 13, which shall, notwithstanding subsection (ii) below, survive the consummation of a Qualified IPO in accordance with its terms), shall terminate on the earlier of: (i) the mutual consent of the Parties or (ii) the consummation of a Qualified IPO. Any rights of a Party set forth hereunder (other than the relevant Group Company) shall cease if such Party no longer holds, directly or indirectly, any Equity Securities of the Company. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (including without limitation those under Sections 2 and 17). If any Party breaches this Agreement before its termination, he/she/it shall not be released from his/her/its obligations arising from such breach.

18.2                                  Further Assurances.  Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

18.3                                  Assignments and Transfers; No Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of each Investor hereunder (including, without limitation, the arrangements in respect of registration rights set out in Section 2) are assignable, and the obligations of each Investor hereunder are transferable, in each case, to an Affiliate, or to a third party in connection with the Transfer of the Equity Securities of the Company held by such Investor to such third party but only to the extent of such Transfer.  This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned or Transferred without the mutual written consent of the other Parties except as expressly provided herein.

18.4                                  Governing Law.  This Agreement is governed by, and shall be construed in accordance with, the Laws of Hong Kong, without regard to the principles of conflict of laws thereunder that would permit or require the application of the Laws of another jurisdiction.

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18.5                                  Dispute Resolution.

(i)                                      Any dispute, controversy or claim arising in any way out of or in connection with this Agreement (including, without limitation: (1) any issue regarding contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (2) any issue as to the existence, validity, breach or termination of this Agreement) (a “Dispute”) shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 18.5(i) and as may be amended by the rest of this Section 18.5(i).

(ii)                                   The arbitration tribunal (“Tribunal”) shall consist of three arbitrators to be appointed in accordance with the Rules.

(iii)                                The seat of the arbitration shall be Hong Kong. The language of the arbitration proceedings shall be English. Any award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made.  The parties undertake to carry out any award without delay.

18.6                       Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule III hereto (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.  Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

18.7                                  Rights Cumulative; Specific Performance.  Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without bond or other security being required.

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18.8                                 Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Articles of Association, or elsewhere, as the case may be.

18.9                                  Severability.  In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

18.10                           Amendments and Waivers.  Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company; and (ii) the Majority Holders; provided, however, (a) no amendment or waiver shall be effective or enforceable in respect of a holder of any particular series of Preferred Shares of the Company if such amendment or waiver affects the holder materially and adversely differently from the other holders of the same series of Preferred Shares, unless such holder consents in writing to such amendment or waiver, and (b) any provision that specifically and expressly gives a right to an Investor shall not be amended or waived without the prior written consent of such Investor.  Notwithstanding the foregoing, any Party hereunder may waive any of its/his rights hereunder without obtaining the consent of any other Party. Any amendment or waiver effected in accordance with this Section shall be binding upon all the Parties.

18.11                           No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

18.12                           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

18.13                           No Presumption.  The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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18.14                           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness and delivery of this Agreement.

18.15                           Entire Agreement.  This Agreement, together with the Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

18.16                           Control.  In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects. The Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the Parties shall exercise all voting and other rights and powers (including to procure any amendment to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

18.17                           Aggregation of Shares.  All Shares held or acquired by any Affiliates shall be aggregated together for the purpose of determining the availability of any rights of the Shareholders under this Agreement.

18.18                           Adjustments for Share Splits, Etc.  Wherever in this Agreement there is a reference to a specific number or percentage of shares, then, upon the occurrence of any subdivision, consolidations or share dividends of the relevant class or series of the shares, the specific number or percentage of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, consolidation or share dividend.

18.19                          Grant of Proxy.  Upon the failure of any Founder to vote the Equity Securities of the Company held thereby, to implement the provisions of and to achieve the purposes of this Agreement, such Founder hereby grants to a Person designated by the Company a proxy coupled with an interest in all Equity Securities of the Company held by such Founder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section is amended to remove such grant of proxy in accordance with Section 18.10 hereof, to vote all such Equity Securities to implement the provisions of and to achieve the purposes of this Agreement.

18.20                           Future Significant Holders.  If so requested by the Majority Series E Preferred Holders, the Company shall cause a future holder of more than one percent (1%) of the Company’s Ordinary Shares (on a fully-diluted and as-converted basis) to become a party to this Agreement as a “holder of Ordinary Shares” and a “Shareholder” in respect of the Shares held by executing and delivering an additional counterparty signature page to this Agreement. Such holder shall thereafter be deemed a “holder of Ordinary Shares” and a “Shareholder” in respect of the Shares held for all purposes hereunder, and no action or consent by the Parties shall be required for such joinder to this Agreement, provided however, that such holder has agreed in writing to be bound by all of the obligations as a “Ordinary Shareholder” and a “Shareholder” in respect of the Shares held hereunder.

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18.21                           Use of English Language.  This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect.  All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

18.22                           No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, and notwithstanding the fact that certain of the Investors may be corporations, partnerships, limited liability companies or trusts, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, member, manager or trustee of any Investor or of any partner, member, manager, trustee, Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Investor or any current or future member of any Investor or any current or future director, officer, employee, partner, member, manager or trustee of any Investor or of any Affiliate or assignee thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

THE COMPANY:

DouYu International Holdings Limited

	By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Director

THE BVI SUBSIDIARY:

DouYu Network Inc.

	By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Director

THE HONG KONG SUBSIDIARY:

Douyu Hongkong Limited
(鬥魚（香港）有限公司)

	By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Director

EXECUTION PAGE TO

SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

PRC COMPANIES:

Wuhan Douyu Internet Technology Co., Ltd. (武汉斗鱼网络科技有限公司)

/s/ Seal of Wuhan Douyu Internet Technology Co., Ltd.

	By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Legal Representative

Wuhan Ouyue Online TV Co., Ltd. (武汉瓯越网视有限公司)

/s/ Seal of Wuhan Ouyue Online TV Co., Ltd.

	By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Legal Representative

Wuhan Douyu Yule Internet Technology Co., Ltd. (武汉斗鱼鱼乐网络科技有限公司)

/s/ Seal of Wuhan Douyu Yule Internet Technology Co., Ltd.

	By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Legal Representative

EXECUTION PAGE TO

SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

PRC COMPANIES:

Wuhan Yuxing Tianxia Culture Media Co., Ltd. (武汉鱼行天下文化传媒有限公司) /s/ Seal of Wuhan Yuxing Tianxia Culture Media Co., Ltd.	Wuhan Yu Leyou Internet Technology Co., Ltd. (武汉鱼乐游网络科技有限公司) /s/ Seal of Wuhan Yu Leyou Internet Technology Co., Ltd.

/s/ CHENG Chao	/s/ CHENG Chao
Name: CHENG Chao	Name: CHENG Chao
Title: Authorized Signatory	Title: Authorized Signatory

Wuhan Yuyin Raoliang Culture Media Co., Ltd. (武汉鱼音绕梁文化传媒有限公司)	Wuhan Douyu Education Consulting Co., Ltd. (武汉斗鱼教育咨询有限公司)
/s/ Seal of Wuhan Yuyin Raoliang Culture Media Co., Ltd.	/s/ Seal of Wuhan Douyu Education Consulting Co., Ltd.

/s/ CHENG Chao	/s/ CHENG Chao
Name: CHENG Chao	Name: CHENG Chao
Title: Authorized Signatory	Title: Authorized Signatory

Wuhan Yuwan Culture Media Co., Ltd. (武汉鱼玩文化传媒有限公司)	Wuhan Xiaoyu Chuhai Internet Technology Co., Ltd. (武汉小鱼出海网络科技有限公司)
/s/ Seal of Wuhan Yuwan Culture Media Co., Ltd.	/s/ Seal of Wuhan Xiaoyu Chuhai Internet Technology Co., Ltd.

/s/ CHENG Chao	/s/ WEI Yuanxun
Name: CHENG Chao	Name: WEI Yuanxun
Title: Authorized Signatory	Title: Authorized Signatory

EXECUTION PAGE TO

SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

The undersigned (a) understands that this Agreement imposes obligations on him, (b) has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (c) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

签字人已阅读了本协议并且理解本协议的条款（或者已经请人提供了本协议的翻译件， 并获得了逐条的讲解），理解签字人在本协议下的义务，已与其税务和法律顾问一起审查了本协议，其仅仅依赖自己的税务和法律顾问的建议，会履行其在本协议下的所有义务。

FOUNDERS:

By:	/s/ CHEN Shaojie

Name: CHEN Shaojie (陈少杰)

FOUNDERCOS:

Warrior Ace Holding Limited

By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Director

EXECUTION PAGE TO

SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

The undersigned (a) understands that this Agreement imposes obligations on him, (b) has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (c) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

签字人已阅读了本协议并且理解本协议的条款（或者已经请人提供了本协议的翻译件， 并获得了逐条的讲解），理解签字人在本协议下的义务，已与其税务和法律顾问一起审查了本协议，其仅仅依赖自己的税务和法律顾问的建议，会履行其在本协议下的所有义务。

FOUNDERS:

By:	/s/ ZHANG Wenming

Name: ZHANG Wenming (张文明)

FOUNDERCOS:

Starry Zone Investments Limited

By:	/s/ ZHANG Wenming
Name: ZHANG Wenming (张文明)
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

CMBI Private Equity Series SPC on behalf of and for the account of Entertainment Fund I SP

	By:	/s/ JIANG Rongfeng
Name: JIANG Rongfeng
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

NECTARINE INVESTMENT LIMITED

	By:	/s/ MA Huateng
Name: MA Huateng
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

PHOENIX FUJU LIMITED

	By:	/s/ WANG Yijun
Name: WANG Yijun
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

VICTOR TALENT LIMITED
勝穎有限公司

	By:	/s/ XU Guozheng
Name: XU Guozheng
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

Youran Holdings Limited

	By:	/s/ HE Jia
Name: HE Jia
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

AODONG INVESTMENTS LIMITED

	By:	/s/ CAI Dongqing
Name: CAI Dongqing
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

GOLD-FINANCE (HONG KONG) ASSET MANAGEMENT LIMITED
金誠(香港)資產管理有限公司

/s/ Seal of Gold-Finance

	By:	/s/ WEI Jie
Name: WEI Jie
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

Hui Yuan Holdings Limited
匯遠控股有限公司

	By:	/s/ Peng Chao
Name: Peng Chao
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

SCGC Capital Holding Company Limited
SCGC資本控股有限公司

	By:	/s/ NI Zewang
Name: NI Zewang
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

ZY Entertainment Holding Limited

	By:	/s/ ZHU Ye
Name: ZHU Ye
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTOR:

SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P.
SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P.

Each a Cayman Islands exempted limited partnership

	By:	SC GLOBAL GROWTH II MANAGEMENT, L.P., a Cayman Islands exempted limited partnership
General Partner of Each

	By:	SC US (TTGP), LTD.,
a Cayman Islands exempted company, its General Partner

By:

/s/ Douglas W. Leone
Name: Douglas W. Leone
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

INVESTORS:

SCC Growth IV 2018-D, L.P.

By: SC China Growth IV Management, L.P.
a Cayman Islands Exempted Limited partnership

By: SC China Holding Limited
a Cayman Islands limited liability company
its General Partner

By:

/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

SCC Growth IV 2018-F, L.P.

By: SC China Growth IV Management, L.P.
a Cayman Islands Exempted Limited partnership

By: SC China Holding Limited
a Cayman Islands limited liability company
its General Partner

By:

/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory